CREDIT AGREEMENT

DATED AS OF JANUARY 11, 2005

By and Among

Real Mex Restaurants, Inc., as Company,

THE LENDERS PARTY HERETO FROM TIME TO TIME, as Lenders,

DEUTSCHE BANK SECURITIES, INC. as Documentation Agent,

AND

CREDIT SUISSE FIRST BOSTON, as Administrative Agent, Sole Bookrunner and Sole Lead Arranger

$75,000,000 TERM LOAN FACILITY

TABLE OF CONTENTS
SECTION 1.	DEFINITIONS		2
	1.1	Certain Defined Terms	2
	1.2	Defined Terms; Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	21
SECTION 2.	AMOUNTS AND TERMS OF COMMITMENTS AND TERM LOANS		22
	2.1	Term Loans	22
	2.2	Interest on the Term Loans	23
	2.3	Fees	26
	2.4	Repayments and Prepayments; General Provisions Regarding Payments	26
	2.5	Use of Proceeds	30
	2.6	Special Provisions Governing Eurodollar Rate Loans	31
	2.7	Increased Costs; Taxes	33
	2.8	Mitigation Obligations; Replacement of Lenders	35
SECTION 3.	CONDITIONS TO EFFECTIVENESS		36
	3.1	Conditions to Effectiveness	36
SECTION 4.	REPRESENTATIONS AND WARRANTIES		40
	4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	40
	4.2	Authorization, etc	41
	4.3	Financial Condition; Projections	42
	4.4	No Material Adverse Change; No Restricted Payments.	42
	4.5	Title to Properties; Liens; Real Property; Intellectual Property	42
	4.6	Litigation; Compliance with Law	43
	4.7	Payment of Taxes.	43
	4.8	Performance of Agreements; Materially Adverse Agreements.	44
	4.9	Governmental Regulation	44
	4.10	Securities Activities	44
	4.11	ERISA	44
	4.12	Certain Fees	45
	4.13	Environmental Matters	45
	4.14	Employee Matters	45
	4.15	Solvency	45
	4.16	Transaction Documents	46
	4.17	Disclosure	46
SECTION 5.	AFFIRMATIVE COVENANTS		46
	5.1	Financial Statements and Other Reports and Notices	46
	5.2	Corporate Existence; Maintenance of Properties	49
	5.3	Taxes	49
	5.4	Insurance	49
5.5	Inspection	50
5.6	Compliance with Laws, Contracts, Licenses, and Permits.	50
5.7	Environmental Laws	50
5.8	Employee Benefit Plans.	52
5.9	[Reserved]	53

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	5.10	Use of Proceeds.	53
	5.11	Further Assurances.	53
	5.12	Conduct of Business; Stores.	53
	5.13	Interest Rate Protection	53
	5.14	New Subsidiaries	53
SECTION 6.	NEGATIVE COVENANTS		54
	6.1	Indebtedness	54
	6.2	Liens and Related Matters	55
	6.3	Investments	56
	6.4	Restricted Payments	57
	6.5	Financial Covenants	58
	6.6	Restriction on Fundamental Changes; Asset Sales	59
	6.7	Sales and Lease-Backs	59
	6.8	Employee Benefit Plans.	60
	6.9	Change in Fiscal Year	60
	6.10	Transactions with Affiliates	60
	6.11	Senior Secured Note Documents and Revolving Credit Documents	60
SECTION 7.	EVENTS OF DEFAULT		61
	7.1	Failure to Make Payments When Due	61
	7.2	Default in Other Agreements	61
	7.3	Breach of Certain Covenants	61
	7.4	Breach of Representation or Warranty	61
	7.5	Other Defaults Under Loan Documents	61
	7.6	Involuntary Bankruptcy; Appointment of Receiver, etc	62
	7.7	Voluntary Bankruptcy; Appointment of Receiver, etc	62
	7.8	Judgments and Attachments	62
	7.9	Dissolution	62
	7.10	Employee Benefit Plans	63
	7.11	Invalidity of Subsidiary Guaranties	63
	7.12	Change of Control.	63
SECTION 8.	ADMINISTRATIVE AGENT		64
	8.1	Appointment	64
	8.2	Rights as a Lender	64
	8.3	Exculpatory Provisions	64
	8.4	Reliance by the Administrative Agent	65
	8.5	Delegation of Duties	65
	8.6	Resignation of Administrative Agent	65
	8.7	Non Reliance on Agent and Other Lenders.	66
	8.8	Withholding.	66
SECTION 9.	MISCELLANEOUS		67
	9.1	Assignments and Participations in Term Loans	67
	9.2	Expenses; Indemnity; Damage Waiver	69
	9.3	Right of Set-Off	71

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9.4	Sharing of Payments by Lenders	71
9.5	Amendments and Waivers	71
9.6	Independence of Covenants	73
9.7	Notices	73
9.8	Survival of Representations, Warranties and Agreements	74
9.9	Failure or Indulgence Not Waiver; Remedies Cumulative	74
9.10	Marshalling; Payments Set Aside	74
9.11	Severability	75
9.12	Obligations Several; Independent Nature of the Lenders' Rights	75
9.13	Maximum Amount	75
9.14	Headings	76
9.15	Governing Law	76
9.16	Consent to Jurisdiction and Service of Process	76
9.17	Waiver of Jury Trial	76
9.18	Confidentiality	77
9.19	Counterparts; Integration; Effectiveness; Electronic Execution	77

EXHIBITS
I	FORM OF ASSIGNMENT AGREEMENT
II	FORM OF NOTICE OF BORROWING
III	FORM OF NOTICE OF CONVERSION/CONTINUATION
IV	FORM OF SUBSIDIARY GUARANTY
V	FORM OF TERM NOTE
VI	FORM OF FINANCIAL CONDITION CERTIFICATE
VII	FORM OF OPINIONS OF COUNSEL TO LOAN PARTIES
VIII	FORM OF COMPLIANCE CERTIFICATE

SCHEDULES
2.1A	TERM LOAN COMMITMENTS
3.1M	CORPORATE STRUCTURE; CAPITAL STRUCTURE; OWNERSHIP
4.1D	CERTAIN REGISTRATION RIGHTS
4.4	CERTAIN PRE-CLOSING RESTRICTED PAYMENTS
4.6	COMPLIANCE WITH LAW
4.11	ERISA
6.1	CERTAIN EXISTING INDEBTEDNESS
6.2	CERTAIN EXISTING LIENS
6.3	CERTAIN EXISTING INVESTMENTS
6.8	ENVIRONMENTAL COMPLIANCE

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of January 11, 2005 and entered into by and among REAL MEX RESTAURANTS, INC., a Delaware corporation (the "Company"), THE BANKS, FINANCIAL INSTITUTIONS AND OTHER ENTITIES PARTY HERETO FROM TIME TO TIME AS LENDERS, style="text-transform: uppercase">Deutsche Bank Securities, Inc., as documentation agent (in such capacity, the "Documentation Agent"), and CREDIT SUISSE FIRST BOSTON ("CSFB"), as administrative agent for the Lenders (and in such capacity and together with its successors, the "Administrative Agent"), and as sole bookrunner and lead arranger (in such capacity, the "Lead Arranger").

WHEREAS, the Company is acquiring (the "Acquisition"), through CKR Acquisition Corp., a wholly-owned subsidiary of the Company (the "Buyer"), all or substantially all of the assets, businesses, rights and goodwill used or usable in the operation or development of the Chevys Fresh Mex restaurants, Fuzio Universal Pasta restaurants, Chevys Express Mex restaurants, Chevys Fresh Mex franchise system, Fuzio Universal Pasta franchise system and Chevys Express Mex franchise system, in each case, owned or operated by any of Chevys, Inc., Chevys of Greenbelt, Inc., Chevys New York, Inc., Chevys of Parsippany, Inc., Katmandu Creations, Inc., RBA Kansas, Inc. and Rio Bravo Acquisitions, Inc. (collectively, the "Sellers") (such assets, businesses, rights and goodwill, collectively the "Chevys Business"), from the Sellers pursuant to the Asset Purchase Agreement (as defined below);

WHEREAS, in connection with the Acquisition, (a) the Company will acquire the Chevys Assets from the Sellers pursuant to a plan of reorganization (the "Plan of Reorganization") in connection with the Sellers' voluntary cases (the "Bankruptcy Cases") before the Bankruptcy Court for the Northern District of California (the "Bankruptcy Court") under chapter 11 of the Bankruptcy Code, with the Buyer paying Sellers an aggregate amount of $77,900,000 (subject to adjustment based upon the final determination of bankruptcy claims and expenses) in cash (the "Acquisition Consideration"), which Acquisition Consideration shall be used in full by the Sellers to repay existing indebtedness of the Company, (b) the Company will obtain the senior unsecured term loan facility described herein and (c) fees and expenses incurred in connection with the foregoing in an aggregate amount not to exceed $6,000,000 (the "Transaction Costs") will be paid (the transactions described in this paragraph, together with the Acquisition and the execution, delivery and performance by the Loan Parties of the Loan Documents, are collectively referred to herein as the "Transactions");

WHEREAS, the Lenders have agreed, severally and not jointly, to extend a senior unsecured term loan facility to the Company in an aggregate amount not to exceed $75,000,000;

WHEREAS, the proceeds of the Term Loans will be used by the Company to pay (a) the Acquisition Consideration and (b) the Transaction Costs; and

 WHEREAS, the Subsidiary Guarantors have agreed to guarantee, on a joint and several basis, the obligations of the Company hereunder.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

    SECTION 1.
DEFINITIONS

1.1     Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

"Acquisition" has the meaning assigned to that term in the Recitals to this Agreement.

"Acquisition Consideration" has the meaning assigned to that term in the Recitals to this Agreement.

"Acquisition Documents" means, collectively, the Asset Purchase Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof.

"Administrative Agent" has the meaning assigned to that term in the Preamble to this Agreement.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent and delivered by Lenders.

"Affected Lender" has the meaning assigned to that term in subsection 2.6C.

"Affected Loans" has the meaning assigned to that term in subsection 2.6C.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, a Person shall be deemed to "control" or be "controlled by" a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" means this Credit Agreement dated as of January 11, 2005, as it may be amended, restated, supplemented or otherwise modified from time to time.

"Applicable Laws" means, collectively, all statutes, laws, rules, regulations, ordinances, decisions, writs, judgments, decrees, and injunctions of any Governmental Authority affecting the Company or any of its Subsidiaries or any of their respective assets, whether now or hereafter enacted and in force, and all Governmental Authorizations relating thereto.

"Applicable Margin" means (a) with respect to Term Loans that are Base Rate Loans, 8.50% per annum and (b) with respect to Term Loans that are Eurodollar Rate Loans, 9.50% per annum.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Asset Purchase Agreement" means that certain Asset Purchase Agreement dated as of October 13, 2004 by and among Chevys Holdings, Inc., Chevys, Inc., Chevys of Greenbelt, Inc., Chevys New York, Inc., Chevys of Parsipanny, Inc., Katmandu Creations, Inc., RBA Kansas, Inc., Rio Bravo Acquisitions, Inc., J.W. Childs Equity Partners, L.P., the Company and CKR Acquisition Corp.

"Asset Sale" means the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition by the Company or any of its Subsidiaries to any Person (other than the Company or any Subsidiary Guarantor) of any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock of any of the Company's Subsidiaries, but excluding (a) sales or other dispositions of assets (other than Capital Stock of any of the Company's Subsidiaries) in the ordinary course of business, (b) dispositions between the Company's Subsidiaries that are not Subsidiary Guarantors and (c) sales or other dispositions of assets (other than Capital Stock of any of the Company's Subsidiaries) having a value not in excess of $500,000 in a single transaction or series of related transactions.

"Assignment Agreement" means an assignment and assumption agreement in substantially the form of Exhibit I or in such other form as may be approved by the Administrative Agent.

"Bankruptcy Cases" has the meaning assigned to that term in the Recitals to this Agreement.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

"Bankruptcy Court" has the meaning assigned to that term in the Recitals to this Agreement.

"Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

"Base Rate Loans" means Term Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that with respect to matters relating to Eurodollar Rate Loans (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term "Business Day" shall also exclude any day on which commercial banks in London, England are authorized or required by law to close and any other day on which banks are not open for dealings in Dollar deposits in the London interbank market.

"Buyer" has the meaning assigned to that term in the Recitals to this Agreement.

"Capital Assets" means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

"Capital Expenditures" means, for any period, all direct or indirect (by way of acquisition of Capital Stock of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or Capital Assets that would be required to be capitalized in conformity with GAAP, excluding (a) normal replacement and maintenance programs properly charged to current operations, (b) the purchase price of equipment to the extent that the consideration thereof consists of used, worn out, damaged, obsolete or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used, worn out, damaged, obsolete or surplus equipment, (iii) the acquisition of all or substantially all of the assets of, or any Capital Stock of, another entity or business unit (such as a division) as permitted by the terms of this Agreement, (iv) the amount of any expenditures used to replace assets that have suffered a casualty for which insurance proceeds have been received or have been properly recorded as receivable and (v) any item customarily charged directly to expenses or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

"Capitalized Lease" means any lease which the Company or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Casa Gallardo Restaurants" means the restaurants doing business as Casa Gallardo located in Fairview Heights, Missouri, St. Louis, Missouri, Bridgeton, Missouri and Westport, Missouri.

"Cash" means money, currency or a credit balance in a Deposit Account.

"Cash Equivalents" means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody's.

"Cash Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Change of Control" means, at any time, if (a) prior to the consummation of a Qualified IPO, the Permitted Holders shall cease to own, beneficially and of record, and control 51% or more of the combined ordinary voting power and equity value of all of the Capital Stock of the Company, (b) following the consummation of a Qualified IPO, any Person or any two or more Persons (other than the Permitted Holders) acting in concert shall have acquired beneficial or record ownership (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of either (i) 30% or more of either the combined ordinary voting power or equity value of all of the Capital Stock of the Company or (ii) a greater percentage of either the combined ordinary voting power or equity value of all of the Capital Stock of the Company than the percentage then held, directly or indirectly, beneficially and of record, by the Permitted Holders, (c) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company, (d) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Company cease to be occupied by Persons who either (i) were members of the board of directors of the Company on the Closing Date or (ii) were nominated for election by a majority of the board of directors of the Company who were either (A) directors on the Closing Date or (B) whose election or nomination for election was previously approved by a majority of such directors or (e) any change of control (or similar event, however denominated) with respect to the Company or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness for borrowed money of the Company or any of its Subsidiaries.

"Chevys Business" has the meaning assigned to that term in the Recitals to this Agreement.

"Closing Date" means the date on which the Term Loans are made.

"Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter and any successor statute.

"Commitments" means the commitments of the Lenders to make Term Loans as set forth in subsection 2.1A of this Agreement.

"Company" has the meaning assigned to that term in the Preamble to this Agreement.

"Compliance Certificate" has the meaning assigned to that term in subsection 5.1A(v).

"Condemnation Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(d).

"Confirmation Order" has the meaning assigned to that term in subsection 3.1C(ii).

"Consolidated Current Assets" means, as at any date of determination, all assets of the Company and its Subsidiaries on a consolidated basis that, in accordance with GAAP, are properly classified as current assets, provided that (a) notes and accounts receivable shall be included only if good and collectible as determined by the Company in accordance with established practice consistently applied and, with respect to such notes, only if payable on demand or within one (1) year from the date as of which Consolidated Current Assets are to be determined and if not directly or indirectly renewable or extendible at the option of the debtors, by their terms, or by the terms of any instrument or agreement relating thereto, beyond such year, and, with respect to such accounts receivable, only if payable and outstanding not more than ninety (90) days after the date of the shipment of goods or other transaction out of which any such account receivable arose; and such notes and accounts receivable shall be taken at their face value less reserves determined to be sufficient in accordance with GAAP; (b) inventory shall be included only if and to the extent that the same shall be marketable in the ordinary course of business; and (c) Cash and marketable securities shall be excluded.

"Consolidated Current Liabilities" means, as at any date of determination, all liabilities and other Indebtedness of the Company and its Subsidiaries on a consolidated basis maturing on demand or within one (1) year from the date as of which Consolidated Current Liabilities are to be determined, and such other liabilities as may properly be classified as current liabilities in accordance with GAAP, but excluding, in any event, (a) any current maturities of any Indebtedness of the Company and its Subsidiaries on a consolidated basis with a maturity one (1) year or more from the date as of which Consolidated Current Liabilities are to be determined and (b) payments due in the final year of any Capitalized Lease.

"Consolidated EBITDA" means, for any period, the sum of (a) the Consolidated Pre-Tax Income of the Company and its Subsidiaries for such period, plus (b) to the extent not otherwise included in the calculation of Consolidated Pre-Tax Income of the Company and its Subsidiaries, income of a Person in which the Company holds a minority equity interest to the extent such income is properly attributable to such minority interest held by the Company and such income has been distributed to the Company in Cash in such period, plus (c) Consolidated Interest Expense for such period, plus (d) to the extent deducted in the calculation of Consolidated Pre-Tax Income, Consolidated Restaurant Pre-Opening Costs and depreciation and amortization expenses of the Company and its Subsidiaries for such period, plus (e) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, other non-cash charges (including non-cash extraordinary losses) of the Company and its Subsidiaries for such period, plus (f) to the extent deducted in the calculation of Consolidated Pre-Tax Income and without duplication, up to $6,000,000 of Transaction Costs, minus (g) to the extent included in the calculation of Consolidated Pre-Tax Income, extraordinary non-recurring gains, including without limitation, gains from asset dispositions. Notwithstanding the foregoing, it is agreed that Consolidated EBITDA (i) for the Fiscal Quarter ending in September 2004 shall be deemed to be $13,700,000, (ii) for the Fiscal Quarter ending in December 2004 shall be deemed to be $9,500,000 and (iii) for the Fiscal Quarter ending in March 2005 shall be calculated on a Pro Forma Basis as if the Transactions had occurred as of January 1, 2005.

"Consolidated Excess Cash Flow" means, for any period, Consolidated EBITDA of the Company and its Subsidiaries for such period, minus the sum of (a) cash income taxes paid during such period by the Company and its Subsidiaries on a consolidated basis, (b) Capital Expenditures made in cash during such period by the Company and its Subsidiaries (except to the extent financed with the proceeds of Indebtedness, equity, casualty or condemnation proceeds), (c) Consolidated Interest Expense paid in cash during such period and (d) permanent repayments made in respect of Consolidated Total Debt (excluding mandatory prepayments of Term Loans pursuant to subsection 2.4B(iii) and repayments of revolving loans except to the extent the related commitments are permanently reduced in connection with such repayments), plus decreases in Consolidated Working Capital from the beginning to the end of such period or minus increases in Consolidated Working Capital from the beginning to the end of such period.

"Consolidated Funded Indebtedness" means, for any period, the sum of (a) the aggregate amount of Indebtedness of the Company and its Subsidiaries, on a consolidated basis, relating to the borrowing of money or the obtaining of credit (but not including the Maximum Drawing Amount (as defined in the Revolving Credit Agreement as of the date hereof) still available under letters of credit or trade credit obtained in the ordinary course of business) or in respect of Capitalized Leases, other than any interest in respect thereof (but not including Indebtedness consisting of deferred tax liability), plus (b) without duplication, all Indebtedness of the type described in clause (a) above guaranteed by the Company or any of its Subsidiaries.

"Consolidated Interest Expense" means, for any period, the aggregate amount of interest required to be paid or accrued by the Company and its Subsidiaries during such period on all Indebtedness of the Company and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money. Notwithstanding the foregoing, it is agreed that Consolidated Interest Expense (i) for the Fiscal Quarter ending in September 2004 shall be deemed to be $5,300,000 and (ii) for the Fiscal Quarter ending in December 2004 shall be deemed to be $5,100,000 and (iii) for the Fiscal Quarter ending in March 2005 shall be calculated on a Pro Forma Basis as if the Transactions had occurred as of January 1, 2005.

"Consolidated Net Income" means, for any period, the consolidated net income (or deficit) of the Company and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

"Consolidated Pre-Tax Income" means, for any period, Consolidated Net Income for such period, plus, to the extent deducted from the calculation of Consolidated Net Income, income tax expenditures for such period, determined in accordance with GAAP.

"Consolidated Restaurant Pre-Opening Costs" means "Start-up costs" (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) related to the opening and organizing or conversion of new Stores, such costs including, without limitation, the cost of feasibility studies, staff-training, and recruiting and travel costs for employees engaged in such start-up activities.

"Consolidated Total Debt" means, as at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis, in the amount that would be reflected on a balance sheet prepared as at such date on a consolidated basis in accordance with GAAP.

"Consolidated Working Capital" means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

"Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another Person that such obligation of another Person will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Rate Protection Agreements or other Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person if, in the case of any agreement described under subclauses (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

"Control Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition "control" of a Person means the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"CSFB" has the meaning assigned to that term in the Preamble to this Agreement.

"Default" means a condition or event that, after notice or after any applicable grace period has lapsed, or both, would constitute an Event of Default.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Distribution" means (a) the declaration or payment of any dividend or other distribution on or in respect of any Capital Stock of a Person, other than dividends or distributions payable solely in Capital Stock of such Person of the same class; (b) the purchase, redemption or other retirement of any Capital Stock of a Person, directly or through a Subsidiary of such Person or otherwise; (c) the return of capital by a Person to the holders of its Capital Stock as such; or (d) any other distribution on or in respect of any Capital Stock of a Person.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary of the Company incorporated, formed or organized under the laws of any jurisdiction within the United States of America or any territory thereof.

"Documentation Agent" means Deutsche Bank Securities, Inc. in its capacity as documentation agent hereunder.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Permitted Holders, the Company or any of the Company's Affiliates or Subsidiaries.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

"Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Laws" means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity and the preservation and protection of the environment; (b) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or any of its Subsidiaries or any of the Facilities.

"Equity Proceeds" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any Capital Stock or other equity securities of, or the making of any capital contribution to, the Company after the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

"ERISA Affiliate" means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or such Subsidiary and with respect to liabilities arising after such period for which the Company or such Subsidiary could be liable under the Code or ERISA.

"ERISA Event" means (a) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

"Eurocurrency Reserve Requirements" means, for each Interest Period for each Eurodollar Rate Loan, the highest reserve percentage applicable to any Lender during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement), with respect to liabilities or assets consisting of or including Eurocurrency liabilities having a term equal to such Interest Period.

"Eurodollar Base Rate" means the rate per annum determined by the Administrative Agent at approximately 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the beginning of the relevant Interest Period (as specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation) by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "Eurodollar Base Rate" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 A.M. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period.

"Eurodollar Rate Loans" means Term Loans bearing interest at rates determined by reference to the Reserve Adjusted Eurodollar Rate as provided in subsection 2.2A.

"Event of Default" means each of the events set forth in Section 7 identified as such.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Excluded Foreign Subsidiary" means, at any time, a Foreign Subsidiary of the Company that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lender Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under subsection 2.8B), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lender Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with subsection 2.7E(v), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lender Office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to subsection 2.7E(i).

"Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries (but only as to portions thereof actually owned, leased, operated or used) or any of their respective predecessors or any of their respective Affiliates that are directly or indirectly controlled by the Company.

"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

"Fiscal Quarter" means each period ending on the last Sunday of March, June, September and December.

"Fiscal Year" means the fiscal year of the Company and its Subsidiaries ending on the last Sunday in December of each calendar year.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Hedge Agreements" means all Rate Protection Agreements and all other swaps, caps or collar agreements or similar arrangements entered into by the Company or any of its Subsidiaries providing for protection against fluctuations in currency exchange rates either generally or under specific contingencies.

"Indebtedness" means, as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money (other than current accounts payable incurred in the ordinary course of business and accrued expenses incurred in the ordinary course of business), (d) any obligation owed by such Person for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and current trade payables incurred in the ordinary course of business), (e) all obligations of such Person evidenced by notes, bonds (other than performance bonds), debentures or other similar instruments, (f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to any property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (g) all reimbursement obligations of such Person, contingent or otherwise, as an account party under any letter of credit or under acceptance, letter of credit or similar facilities to the extent not reflected as trade liabilities on the balance sheet of such Person in accordance with GAAP, (h) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock prior to the Term Loan Maturity Date, (i) all obligations of such Person under Rate Protection Agreements and other Hedge Agreements, including, as of any date of determination, the net amounts, if any, that would be required to be paid by such Person if such Hedge Agreements were terminated on such date, (j) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above or in respect of the payment of dividends on the Capital Stock of any other Person, and (k) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; provided, however, that the obligation of such Person to pay current year insurance premiums in an amount not to exceed $3,000,000 shall be excluded from Indebtedness.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitee" has the meaning assigned to that term in subsection 9.2B.

"Initial Period" means the period commencing on and including the Closing Date and ending on the date that is one month following the Closing Date.

"Insurance Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(d).

"Intellectual Property" has the meaning assigned to that term in subsection 4.5C.

"Interest Coverage Ratio" means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated EBITDA for the four--Fiscal Quarter period then ending to (b) Consolidated Interest Expense for such four--Fiscal Quarter period.

"Intercreditor Agreement" means that intercreditor agreement among the borrowers under the Revolving Credit Documents, Wells Fargo Bank, N.A. as collateral agent and as trustee under the Senior Secured Note Documents, and the agent under the Revolving Credit Documents, dated March 31, 2004, as amended in accordance with the terms hereof and in effect from time to time, pursuant to which, among other things, the liens securing the Senior Secured Notes are subordinated to the liens securing the obligations in respect of the Revolving Credit Facility.

"Interest Payment Date" means:

(a)     with respect to any Base Rate Loan, the last Business Day in each of March, June, September and December of each year, commencing on March 31, 2005; and

(b)     with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

"Interest Period" has the meaning assigned to that term in subsection 2.2B.

"Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of the Obligations, (c) the legality, validity, binding effect or enforceability of any Loan Document or (d) the rights, remedies and benefits available to, or conferred upon, the Lenders or the Administrative Agent under any Loan Document.

"Maximum Capital Expenditure Amount" has the meaning assigned to that term in subsection 6.5C.

"Maximum Amount" has the meaning assigned to that term in subsection 9.13.

"Moody's" means Moody's Investor Services, Inc. or any successor thereto.

"Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"Net Cash Proceeds" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale, including (a) income taxes reasonably estimated to be actually payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements reasonably estimated to be applicable in the relevant tax year), (b) transfer, sales, use and other taxes payable in connection with such Asset Sale, (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans, any such Indebtedness assumed by the purchaser of the relevant assets and any Indebtedness under the Senior Secured Note Documents or the Revolving Credit Documents) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (d) brokers' and financial advisors' commissions and reasonable fees and expenses of counsel and other advisors in connection with such Asset Sale and (e) reasonable reserves against indemnities or other obligations (so long as such indemnity or other obligations are outstanding) in respect of post-closing and purchase price adjustments (including adjustments related to the performance or results of any divested or acquired business) in connection with such Asset Sale; provided that, to the extent and at the time any such amounts are released from such reserves, such amounts shall constitute Net Cash Proceeds.

"Non-Consenting Lender" has the meaning assigned to that term in subsection 9.5B.

"Notice of Borrowing" means the notice in the form of Exhibit II delivered by the Company to the Administrative Agent pursuant to subsection 2.1B with respect to the initial borrowing to be made on the Closing Date.

"Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit III delivered by the Company to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Term Loans specified therein.

"Obligations" means all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent, the Lenders or any of them or their respective Affiliates under the Loan Documents or Hedge Agreements (with any Lender or an Affiliate of a Lender), whether for principal, interest, reimbursement or payments for early termination of Rate Protection Agreements (with any Lender or an Affiliate of a Lender), fees, expenses, indemnification or otherwise.

"Officer's Certificate" means, with respect to any Person, a certificate executed on behalf of such Person (a) if such Person is a partnership or limited liability company, by its chairman of the board (if an officer), chief executive officer or chief financial officer or by the chief executive officer or chief financial officer of its general partner or managing member or other Person authorized to do so by its Organizational Documents, (b) if such Person is a corporation, on behalf of such corporation by its chairman of the board (if an officer), chief executive officer, chief financial officer or vice president, and (c) if such person is the Company or any of its Subsidiaries, a Responsible Officer.

"Organizational Authorizations" means, with respect to any Person, resolutions of its Board of Directors, general partners or members of such Person, and such other Persons, groups or committees including managers and managing committees), if any, required by the Organizational Certificate or Organization Documents of such Person to authorize or approve the taking of any action or the entering into of any transaction.

"Organizational Certificate" means, with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable Governmental Authority in the jurisdiction of its incorporation, organization or formation, which, if such Person is a partnership or limited liability company, shall include such certificates, articles or other certificates or documents in respect of each partner or member of such Person.

"Preferred Stock" means the Series A 12.50% Cumulative Compounding Preferred Stock, Series B 13.50% Cumulative Compounding Preferred Stock and Series C 15% Cumulative Compounding Preferred Stock of the Company.

"Prime Rate" means the rate of interest per annum announced from time to time by CSFB (or any successor Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Organizational Documents" means, with respect to any Person, the by-laws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement, which, if such Person is a partnership or limited liability company, shall include such by-laws, agreements or arrangements in respect of each partner or member of such Person.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning assigned to that term in subsection 9.1D.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

"Permitted Holders" means the Sponsors and their respective Control Investment Affiliates.

"Permitted Refinancing Indebtedness" means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness ("Refinanced Indebtedness"); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case, associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, scheduled principal payments or permanent commitment reductions no earlier than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guaranties thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any guaranties thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by guaranties, if any, which, taken as a whole, are determined in good faith by a Responsible Officer of the Company to be no less favorable to the Company or its applicable Subsidiary and the Lenders in any material respect than the covenants and events of default or guaranties, if any, in respect of such Refinanced Indebtedness.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan of Reorganization" has the meaning assigned to that term in the Recitals to this Agreement.

"Principal Office" means, for the Administrative Agent, such Person's "Principal Office" as such Person may from time to time designate in writing to the Company and the Lenders.

"Pro Forma Basis" means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to any proposed acquisition, distribution or other action which requires compliance on a pro forma basis (taking into account only those pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case either (a) determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or (b) determined on a basis acceptable to the Administrative Agent, in each case, which pro forma adjustments shall be certified by the chief financial officer of the Company as having been prepared in good faith on such basis and based upon reasonable assumptions), using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of the Company and its Subsidiaries which shall be reformulated (i) as if such acquisition, distribution or other action, and any other acquisitions which have been consummated during the period, and any Indebtedness or other liabilities incurred in connection with any such acquisition, distribution or other action, had been consummated at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans during such period or such other interest rate acceptable to the Administrative Agent), and (ii) otherwise in conformity with such procedures as may be agreed upon between the Administrative Agent and the Company, all such calculations to be in form and substance reasonably satisfactory to the Administrative Agent.

"Projections" has the meaning assigned to that term in subsection 4.3B.

"Pro Rata Share" means with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all the Lenders, as the applicable percentage may be adjusted by assignments in accordance with subsection 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender on Schedule 2.1A.

"Qualified IPO" means an underwritten initial public offering of common stock of and by the Company pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

"Rate Protection Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

"Real Property Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

"Recovery Event" has the meaning assigned to that term in subsection 2.4B(iii)(d).

"Register" has the meaning assigned to that term in subsection 9.1C.

"Reinvestment Assets" means, in the case of any Reinvestment Event, any Capital Assets which are used in the business of the Company and its Subsidiaries.

"Reinvestment Deferred Amount" means, with respect to any Reinvestment Event, the aggregate Insurance Proceeds or Condemnation Proceeds, as the case may be, received by the Company or any of its Subsidiaries in connection therewith which are not applied to prepay the Term Loans in accordance with subsection 2.4B(iii)(d) as a result of the delivery of a Reinvestment Notice.

"Reinvestment Event" means any Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

"Reinvestment Notice" means a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Company (directly or through one of its Subsidiaries) intends and expects to use all or a specified portion of the Insurance Proceeds or Condemnation Proceeds, as the case may be, of a Recovery Event to acquire Reinvestment Assets within three hundred sixty (360) days of the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be.

"Reinvestment Prepayment Amount" means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount, if any, relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire Reinvestment Assets.

"Reinvestment Prepayment Date" means, with respect to any Reinvestment Event, the earlier of (a) the date occurring three hundred sixty (360) days after such Reinvestment Event and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire Reinvestment Assets with all or any portion of the relevant Reinvestment Deferred Amount.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and of such Person's Affiliates.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Requisite Lenders" means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

"Reserve Adjusted Eurodollar Rate" means, with respect to each day during each Interest Period pertaining to a Eurodollar Rate Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

"Responsible Officer" means the chief executive officer, president, executive vice president, treasurer, general counsel or chief financial officer of the Company or the applicable Subsidiary of the Company, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Company or the applicable Subsidiary of the Company.

"Restricted Payment" means, in relation to the Company or any of its Subsidiaries, any (a) Distribution, (b) payment by the Company or any of its Subsidiaries to any of the Permitted Holders (other than payments to any of the Permitted Holders for goods and services in the ordinary course of business on terms equivalent of those obtainable in arm's length transactions) or (c) redemption of, payment in respect of or purchase of the Senior Secured Notes.

"Revolving Credit Agreement" means the Revolving Credit Agreement dated as of March 31, 2004 among the Company, as borrower, the other credit parties signatory thereto, Fleet National Bank, as administrative agent, the lenders signatory thereto from time to time, as amended, restated, supplemented or otherwise modified in accordance with the terms hereof from time to time.

"Revolving Credit Documents" means (a) the Revolving Credit Agreement and each of the notes, security documents and other documents delivered pursuant thereto, and (b) the Intercreditor Agreement.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation, or any successor thereto.

"Sale-Leaseback" has the meaning assigned to that term in subsection 6.7.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Sellers" has the meaning assigned to that term in the Recitals to this Agreement.

"Senior Secured Notes" means Indebtedness of the Company in an aggregate principal amount not to exceed $105,000,000 evidenced by senior secured notes due 2010 issued pursuant to the Senior Secured Note Documents and that is expressly subject to the provisions of the Intercreditor Agreement.

"Senior Secured Note Documents" means (a) the indenture, dated as of March 21, 2004, among the Company and Wells Fargo Bank Minnesota, National Association, pursuant to which up to $105,000,000 original principal amount of Senior Secured Notes has been issued by the Company, as amended or supplemented in accordance with the terms hereof and in effect from time to time, and each of the notes, security documents and other documents delivered pursuant thereto, and (b) the Intercreditor Agreement.

"Solvent" means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities but excluding amounts payable under intercompany promissory notes) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Sponsors" means (a) Bruckmann, Rosser, Sherrill & Co., LLC, (b) Jefferies Capital Partners and (c) J.W. Childs Associates, L.P.

"SPV" has the meaning assigned to that term in subsection 9.1G.

"Store" means a particular restaurant at a particular location that is owned or operated by the Company or a Subsidiary of the Company.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, members, partners, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Subsidiary Guarantor" means any Subsidiary of the Company (other than any Excluded Foreign Subsidiary) that is a party to the Subsidiary Guaranty on the Closing Date (which shall include each Subsidiary of the Company (other than any Excluded Foreign Subsidiary) existing as of the Closing Date) or at any time after the Closing Date pursuant to subsection 5.14.

"Subsidiary Guaranty" means the Subsidiary Guaranty, substantially in the form of Exhibit IV executed and delivered by the Subsidiary Guarantors on the Closing Date, or executed and delivered by any additional Subsidiary Guarantor from time to time thereafter pursuant to subsection 5.14, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and this Agreement.

"Synthetic Lease" every obligation of any Person under any lease treated as an operating lease under GAAP and as a loan or financing for U.S. income tax.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan Commitment" means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A in the amount set forth opposite the name of that Lender on Schedule 2.1A. The initial aggregate amount of the Term Loan Commitment on the Closing Date is $75,000,000.

"Term Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of that Lender.

"Term Loan Maturity Date" means the earlier of (a) December 31, 2008 and (b) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

"Term Loans" means the Term Loans outstanding or made by the Lenders pursuant to subsection 2.1A.

"Term Notes" means (a) the promissory notes of the Company issued pursuant to subsection 2.1D and (b) any promissory notes issued by the Company in connection with assignments of the Term Loans of any Lender, in each case substantially in the form of Exhibit V, as they may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

"Transaction Costs" has the meaning set forth in the Recitals to this Agreement.

"Transaction Documents" means, collectively, (a) the Loan Documents; (b) the Acquisition Documents; and (c) all other documents, instruments and agreements entered into or delivered by the Company and/or any of its Subsidiaries in connection with the Transactions on the Closing Date.

"Transactions" has the meaning set forth in the Recitals to this Agreement.

"Unprofitable Store" means, at the relevant time of reference thereto, any Store whose net income (without deduction or adjustment for expenses related to interest, income taxes, depreciation or amortization or other non-cash charges, gains or losses on the sale of Capital Assets or corporate overhead that may be attributable to such Store) on an individual Store basis is less than $1 for the twelve most recently ended fiscal months; provided that, solely for the purposes of determining whether any Store is an Unprofitable Store, it shall be assumed that the net income of each Store shall be greater than $1 for each of its first six months' of operation.

1.2     Defined Terms; Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

A.     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including", and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to subsections, Exhibits and Schedules shall be construed to refer to subsections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, whether real, personal or mixed, including cash, Securities, accounts and contract rights.

B.     Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial and accounting calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the most recently delivered financial statements referred to in subsection 5.1A(i); provided, that if the Company notifies the Administrative Agent occurring after the date of this Agreement that it wishes to amend any covenant in subsection 6.5 or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Company that the Requisite Lenders wish to amend subsection 6.5 or any related definition for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Requisite Lenders.

SECTION 2.
AMOUNTS AND TERMS OF COMMITMENTS AND TERM LOANS

2.1      Term Loans.

A.     Term Loans. Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to the Company in an amount equal to such Lender's Term Loan Commitment. The original amount of each Lender's Term Loan Commitment on the Closing Date is set forth opposite its name on Schedule 2.1A. The Term Loans will be used for the purposes identified in subsection 2.5A.

The Company may make only one borrowing under the Term Loan Commitments, which shall be on the Closing Date. Any amount borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed. Subject to subsections 2.4A and 2.4B, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender's Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Term Loan Commitment on such date.

B.     Borrowing Mechanics. The Company shall deliver to the Administrative Agent a fully executed Notice of Borrowing no later than (i) three (3) days prior to the Closing Date with respect to Eurodollar Rate Loans to be made on the Closing Date or (ii) one (1) day prior to the Closing Date with respect to Base Rate Loans to be made on the Closing Date. Following receipt by the Administrative Agent of such Notice of Borrowing, the Administrative Agent shall notify each Lender of the proposed borrowing.

Each Lender shall make its Term Loan available to the Administrative Agent upon receiving notice from the Administrative Agent that the conditions precedent have been satisfied by wire transfer of same day funds in Dollars at the Administrative Agent's Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the Term Loans available to the Company on the Closing Date by causing such amount to be credited to the account of the Company as may be designated in writing to the Administrative Agent by the Company.

C.     Disbursement of Funds. All Term Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Term Loan requested hereunder nor shall the Commitment of any Lender to make its Pro Rata Share of the Term Loans be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make its Pro Rata share of the Term Loan requested hereunder.

Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, at any time following demand by the Administrative Agent for such payment, the Base Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

D.     Term Notes. The Company shall execute and deliver on the Closing Date to each Lender requesting the same a reasonable time in advance of the Closing Date a Term Note to evidence that Lender's Term Loans in the principal amount of that Lender's Term Loans and with other appropriate insertions, and each Lender's Term Note shall evidence such Lender's Pro Rata Share of such respective amounts. Any Lender not receiving a Term Note may request at any time that the Company issue it such a Term Note on the terms set forth herein, and the Company agrees to issue such Term Note promptly upon the request of a Lender. The Term Notes and the Obligations evidenced thereby shall be governed by, subject to and benefit from all of the terms and conditions of this Agreement and the other Loan Documents.

2.2     Interest on the Term Loans.

A.     Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Reserve Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Term Loan shall be selected by the Company initially at the time the Notice of Borrowing is given with respect to such Term Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan may be changed from time to time pursuant to subsection 2.2D. If on any day any Term Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Term Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E and 2.7, the Term Loans shall bear interest through maturity as follows:

(i)     if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin; or

(ii)     if a Eurodollar Rate Loan, then at the sum of the Reserve Adjusted Eurodollar Rate for the relevant Interest Period plus the Applicable Margin.

B.     Interest Periods. In connection with each Eurodollar Rate Loan, the Company may, pursuant to the Notice of Borrowing or the applicable Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Term Loan, which Interest Period shall be, at the Company's option, either a one, two, three or six month period; provided that:

(i)     the initial Interest Period for any Eurodollar Rate Loan shall commence on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Term Loan converted to a Eurodollar Rate Loan;

(ii)     in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)     if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of the next calendar month;

(v)     no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date;

(vi)     the Company may not select an Interest Period of longer than one month prior to the end of the Initial Period;

(vii)     there shall be no more than five (5) Interest Periods outstanding at any time during the Initial Period, and thereafter no more than ten (10) Interest Periods shall be outstanding at any time; and

(viii)     in the event the Company fails to specify an Interest Period for any Eurodollar Rate Loan in the Notice of Borrowing or the applicable Notice of Conversion/Continuation, the Company shall be deemed to have selected an Interest Period of one month.

C.     Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Term Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Term Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity, by acceleration or otherwise); provided that in the event that any Term Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Term Loans to the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity) unless such Base Rate Loans are prepaid in full (in which case interest accrued on such Term Loans to the date of such prepayment shall be payable on the date of such prepayment).

D.     Conversion or Continuation. Subject to the provisions of subsection 2.6, the Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans (x) in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount with respect to conversions of Eurodollar Rate Loans to Base Rate Loans and (y) in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount with respect to conversions of Base Rate Loans to Eurodollar Rate Loans; or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, subject to subsection 2.6D, a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

The Company shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 12:00 p.m. (New York time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Term Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Company may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Administrative Agent on or before the proposed conversion/continuation date.

Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Term Loans in accordance with this Agreement pursuant to any such telephonic notice the Company shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Company shall be bound to effect a conversion or continuation in accordance therewith.

E.     Post-Default Interest. Any overdue amounts on any Term Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Term Loans; provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate equal to 2% per annum in excess of the interest rates otherwise payable under this Agreement for Term Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

F.     Computation of Interest. Interest on Term Loans shall be computed on the basis of a 360-day year (a 365 or 366-day year, as applicable, in the case of Base Rate Loans based on the Prime Rate) and for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3     Fees.

A.     Annual Administrative Fee. The Company agrees to pay to the Administrative Agent, for its own account, an annual administrative fee in such amounts as may have been or hereafter may be mutually agreed upon from time to time.

B.     Other Agent Fees. The Company agrees to pay such other fees to the Administrative Agent and the Lead Arranger, for their respective accounts, as may have been or hereafter may be mutually agreed upon from time to time.

2.4     Repayments and Prepayments; General Provisions Regarding Payments.

A.     Scheduled Maturity of Term Loans.  On the Term Loan Maturity Date the Company shall pay all amounts owing by the Company under this Agreement with respect to the Term Loans.

B.     Prepayments.

(i)     Voluntary Prepayments. Subject to the terms of subsection 2.4B(ii), the Company may, upon not less than three (3) Business Days' prior written or telephonic notice, in the case of Term Loans which are Eurodollar Rate Loans, and upon not less than one (1) Business Day's prior written or telephonic notice, in the case of Term Loans which are Base Rate Loans, promptly confirmed in writing to the Administrative Agent (which notice the Administrative Agent will promptly notify each Lender), at any time and from time to time voluntarily prepay the Term Loans on any Business Day in whole or in part in an aggregate minimum amount of (i) $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the case of Eurodollar Rate Loans; and (ii) $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the case of Base Rate Loans; provided that in the event the Company shall prepay a Eurodollar Rate Loan other than on the expiration of the Interest Period applicable thereto, the Company shall, at the time of such prepayment, also pay any amounts payable under subsection 2.6D. Notice of prepayment having been given as aforesaid, the Term Loans shall become due and payable on the prepayment date specified in such notice and in the aggregate principal amount specified therein. Any voluntary prepayments pursuant to this subsection 2.4B(i) shall be applied as specified in subsection 2.4C.

(ii)     Term Loan Call Protection. In the event that the Term Loans are prepaid or repaid (a) in whole or in part pursuant to subsection (i) above or (b) in an amount in excess of $5,000,000 in connection with any single transaction or series of related transactions pursuant to subsections 2.4B(iii)(a), (b), (c) or (d) below or in any amount pursuant to subsection 2.4B(iii)(a), (b), (c) or (d) below to the extent that the amount of such prepayments pursuant to subsection 2.4B(iii)(a), (b), (c) and (d) below shall exceed $10,000,000 following the Closing Date (excluding for all purposes of this clause (b) any Net Cash Proceeds resulting from the sale by the Company or any of its Subsidiaries of the Casa Gallardo Restaurants), in each case, prior to the second anniversary of the Closing Date, the Company shall pay to Lenders having Term Loan Exposure a prepayment premium on the amount so prepaid or repaid as follows:

Relevant Period	Prepayment premium as a percentage of the amount so prepaid or repaid
On or prior to the first anniversary of the Closing Date	3.0%
On or prior to the second anniversary of the Closing Date, but after the first anniversary of the Closing Date	1.5%

(iii)     Mandatory Prepayments. The Term Loans shall be prepaid in the manner provided in subsection 2.4C upon the occurrence of the following circumstances:

(a)     Prepayments from Asset Sales. No later than the fifth (5th) Business Day following the date of receipt by the Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale, the Company shall, to the extent that (x) it is not required to offer such Net Cash Proceeds to redeem or otherwise prepay the Senior Secured Notes (or following such offer, to apply such Net Cash Proceeds to so redeem or otherwise prepay the Senior Secured Notes) and (y) there is no "Default" or "Event of Default" under and as defined in the Revolving Credit Agreement, and subject to the terms of subsection 2.4B(ii), prepay the Term Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an amount equal to the Net Cash Proceeds received; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds, within three hundred sixty (360) days of receipt thereof, in long-term productive assets of the general type used in the business of the Company and its Subsidiaries and, to the extent not so invested, shall apply such amounts as provided in subsection 2.4C.

(b)     Prepayments Due to Issuance of Debt. No later than the fifth (5th) Business Day following the date of receipt by the Company or any of its Subsidiaries of any proceeds of any Indebtedness (other than any Indebtedness permitted by subsection 6.1), the Company shall, to the extent there is no "Default" or "Event of Default" under and as defined in the Revolving Credit Agreement, prepay the Term Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an amount equal to the amount of such proceeds; provided that payment or acceptance of the amounts provided for in this subsection 2.4B(iii)(b) shall not constitute a waiver of any Event of Default resulting from the incurrence of such Indebtedness or otherwise prejudice any rights or remedies of the Administrative Agent or any Lender.

(c)     Prepayments Due to Issuance of Equity Securities. No later than the fifth (5th) Business Day following the date of receipt by the Company or any of its Subsidiaries of any Equity Proceeds (other than (i) Equity Proceeds received in connection with an issuance of Capital Stock to one or more of the Permitted Holders or (ii) equity issued to any officer, employee or director of the Company or any of its Subsidiaries), the Company shall, to the extent there is no "Default" or "Event of Default" under and as defined in the Revolving Credit Agreement, prepay the Term Loans (and associated accrued interest and prepayment fees, if any) as provided in subsection 2.4C in an aggregate amount equal to 50% of such Equity Proceeds.

(d)     Prepayments Due to Insurance and Condemnation Proceeds. No later than the third (3rd) Business Day following the date of receipt by the Company or any of its Subsidiaries of any cash payments in excess of $500,000 under any insurance policy as a result of any damage to or loss of all or any portion any tangible asset (net of actual and documented reasonable costs incurred by the Company or any of its Subsidiaries in connection with adjustment and settlement thereof, "Insurance Proceeds") or any proceeds resulting from the taking of assets by the power of eminent domain, condemnation or otherwise (net of actual and documented reasonable costs incurred by the Company or any of its Subsidiaries in connection with adjustment and settlement thereof, "Condemnation Proceeds") (any such event resulting in the recovery of Insurance Proceeds or Condemnation Proceeds, a "Recovery Event"), the Company shall, to the extent there is no "Default" or "Event of Default" under and as defined in the Revolving Credit Agreement, prepay the Term Loans in an amount equal to the Insurance Proceeds or Condemnation Proceeds, as the case may be, received (less any payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such event). Concurrently with any prepayment of Term Loans pursuant to this subsection 2.4B(iii)(d), the Company shall deliver to the Administrative Agent an Officer's Certificate demonstrating in detail reasonably satisfactory to the Administrative Agent the derivation of the Insurance Proceeds or Condemnation Proceeds, as the case may be, of the correlative Recovery Event; provided that if the Company shall have delivered a Reinvestment Notice to the Administrative Agent no later than three (3) Business Days after the receipt of such Insurance Proceeds or Condemnation Proceeds and no Default or Event of Default exists at the time of such consummation or delivery of such notice, the Company shall not be required to make any prepayment with the proceeds of such Recovery Event to the extent that all or any portion of such proceeds are reinvested in Reinvestment Assets within three hundred sixty (360) days from the date of receipt of such proceeds. In addition, in the event that the Company shall, at any time after receipt of proceeds of any Reinvestment Event requiring a prepayment pursuant to this subsection 2.4B(iii)(d), determine that the prepayments previously made in respect of such Reinvestment Event were in an aggregate amount less than that required by the terms of this subsection 2.4B(iii)(d), the Company shall promptly cause to be made an additional prepayment of the Term Loans in an amount equal to the amount of any such deficit, and the Company shall concurrently therewith deliver to the Administrative Agent an Officer's Certificate demonstrating the derivation of the additional proceeds resulting in such deficit.

(e)     Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2005), the Company shall, to the extent there is no "Default" or "Event of Default" under and as defined in the Revolving Credit Agreement, no later than ninety-five (95) days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow for such Fiscal Year.

C.     Application of Prepayments.

(i)     Application of Mandatory Prepayments. The Company shall deliver to the Administrative Agent, no later than the date that is fifteen (15) Business Day prior to any prepayment required by subclauses (a), (b), (c), (d) or (e) of subsection 2.4B(iii) (unless delivery by such date is not practicable, in which case the Company shall deliver the same as soon as practicable), a certificate of a Responsible Officer setting forth (a) in reasonable detail the calculation of the amount of such prepayment and (b) the anticipated prepayment date therefor (which information the Administrative Agent shall promptly provide to the Lenders). Any amount required to be applied as a prepayment of Loans pursuant to subclauses (a), (b), (c), (d) or (e) of subsection 2.4B(iii) shall be applied to prepay the Term Loans (and shall be applied to prepay the Term Loans on a ratable basis, regardless of whether such Term Loans are Eurodollar Rate Loans or Base Rate Loans and, in the case of Eurodollar Rate Loans, regardless of the Interest Period therefor); provided that any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least five (5) Business Days prior to the applicable prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to subclauses (a), (b), (c), (d) or (e) of subsection 2.4B(iii), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined may be retained by the Company to be used for any other purpose not prohibited by this Agreement. Any voluntary prepayments pursuant to subsection 2.4B(i) and any amount required to be applied as a prepayment of Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Term Loans of the Lenders in accordance with the Lenders Pro Rata Shares. Each such prepayment shall be made subject to the requirements of subsection 2.6D.

(ii)     Application of Payments Under Subsidiary Guaranties. All payments received by the Administrative Agent under any Subsidiary Guaranty shall be applied promptly from time to time by the Administrative Agent in the following order of priority:

(a)    to the payment of the reasonable costs and expenses of any collection or other realization under such Subsidiary Guaranty, including reasonable compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Subsidiary Guaranty;

(b)    thereafter, to the extent of any excess payments, to the payment of all other Guarantied Obligations (as defined in such Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

(c)    thereafter, to the extent of any excess payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

D.     General Provisions Regarding Payments.

(i)     Manner and Time of Payment. All payments by the Company of principal, interest, fees, expenses and other Obligations hereunder and under the Term Notes shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall, at the Administrative Agent's discretion, be deemed to have been paid by the Company on the next succeeding Business Day. The Company hereby authorizes the Administrative Agent to charge its accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees, expenses and other Obligations due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)     Application of Payments to Principal, Interest and Prepayment Fees. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Term Loan shall include payment of accrued interest and prepayment fees, if any, on the principal amount being repaid or prepaid, and all such payments (and in any event any payments made in respect of any Term Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest and prepayment fees, if any, before application to principal.

(iii)     Apportionment of Payments. The aggregate principal, prepayment fees, if any, and interest payments shall be apportioned among all outstanding Term Loans to which such payments relate, in each case proportionately to the Lenders' respective Pro Rata Shares. The Administrative Agent shall promptly distribute to each Lender, at its applicable Lender Office, its Pro Rata Share of all such payments received by the Administrative Agent. Notwithstanding the foregoing provisions of this subsection 2.4D(iii) if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv)     Payments on Business Days. Except if expressly provided otherwise, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately preceding Business Day.

(v)     Notation of Payment. Each Lender agrees that before disposing of any Term Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Term Loans evidenced by that Term Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Term Loan made under such Note shall not limit or otherwise affect such disposition or the obligations of the Company hereunder or under such Term Note with respect to any Term Loan or any payments of principal or interest on such Term Note.

2.5     Use of Proceeds.

A.     Use of Proceeds. The proceeds of the Term Loans made to the Company shall be used by the Company on the Closing Date, together with cash on hand of the Company, solely to (i) pay the Acquisition Consideration and (ii) pay the Transaction Costs.

B.    Compliance With Laws. The Company undertakes that no portion of the proceeds of any Term Loans or other extensions of credit under this Agreement shall be used by it or any of its Subsidiaries in any manner which would be illegal under, or which would cause the invalidity or unenforceability (in each case in whole or in part) of any Loan Document under, any applicable law.

C.     Margin Regulations. Without limiting the generality of subsection 2.5B, no portion of the proceeds of any borrowing or other extension of credit under this Agreement shall be used by the Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6     Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A.     Determination of Applicable Interest Rate. As soon as practicable after 11:00 A.M. (New York time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and each Lender.

B.     Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be final, conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of Reserve Adjusted Eurodollar Rate the Administrative Agent shall on such date give notice (in writing or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Term Loans may be made or continued as, or converted to, Eurodollar Rate Loans, until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist (such notification not to be unreasonably withheld or delayed) and (ii) any Notice of Conversion/Continuation given by the Company with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by the Company.

C.     Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final, conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (in writing or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans, shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Company pursuant to the Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Term Loan as (or convert such Term Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans, as the case may be (the "Affected Loans"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Company pursuant to a Notice of Conversion/Continuation, the Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D.     Compensation For Breakage or Non-Commencement of Interest Periods. The Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to the Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any actual loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain (but excluding any lost profits): (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B or assignment pursuant to subsection 2.8) or conversion of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Company, or (iv) as a consequence of any other default by the Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E.     Booking of Eurodollar Rate Loans. Subject to subsection 2.8, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.     Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of Reserve Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and, through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

G.     Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Default or Event of Default, (i) the Company may not elect to have a Term Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Term Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by the Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by the Company.

2.7     Increased Costs; Taxes.

A.     Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurodollar Base Rate); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loans made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by subsection 2.7E and changes in the rate of any Excluded Tax payable by such Lender); or (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans hereunder made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligations to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

B.     Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or the applicable Lender Office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by, such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

C.     Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection 2.7A or 2.7B and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

D.    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this subsection shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this subsection for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

E.     Taxes.

(i)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company hereunder or any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)     Payment of Other Taxes by the Company. Without limiting the provisions of paragraph (i) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)     Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by an Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v)     Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Company is a resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

(vi)     Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of (or the benefit of a tax credit in lieu of such refund attributable to) any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to such subsection 2.7, it shall pay to the Company an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under such subsection 2.7 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

2.8     Mitigation Obligations; Replacement of Lenders.

A.     Designation of a Different Lender Office. If any Lender requests compensation under subsection 2.7A or 2.7B, or requires the Company to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.7E, then such Lender shall use reasonable efforts to designate a different Lender Office for making, issuing, funding or maintaining its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 2.7 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

B.     Replacement of Lenders. If any Lender requests compensation under subsection 2.7A or 2.7B, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 2.7E, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, subsection 9.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have paid to the Administrative Agent the assignment fee specified in subsection 9.1B(iv), if applicable, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under subsection 2.6D) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under subsection 2.7A or 2.7B or payments required to be made pursuant to subsection 2.7E, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each Lender agrees that if the Company exercises its option under this paragraph, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in subsection 9.1. The Company shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of each such applicable Lender and any such agreements and/or documentation so executed by the Company shall be effective for all purposes of documenting an assignment pursuant to subsection 9.1.

SECTION 3.

CONDITIONS TO EFFECTIVENESS

3.1     Conditions to Effectiveness.

The effectiveness of this Agreement, and the obligation of each Lender to make the Term Loans to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Term Loans on the Closing Date, of the following conditions precedent:

A.     Company Documents. On or before the Closing Date, the Company shall deliver or cause to be delivered to the Administrative Agent for the Lenders the following, each, unless otherwise noted, dated the Closing Date:

(i)     a certified copy of its Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the State of Delaware, each state in which any of its Real Property Assets are located, and each other state where it is qualified as a foreign corporation to do business, each dated a recent date prior to the Closing Date;

(ii)     a copy of its Bylaws, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii)     resolutions of its Board of Directors approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound that are to be delivered on the Closing Date, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)     incumbency certificates of its officers executing this Agreement and the other Transaction Documents to which it is a party as of the Closing Date;

(v)     executed originals of this Agreement and the other Loan Documents to which it is a party that are to be delivered on the Closing Date;

(vi)     certified copies of each of the other Transaction Documents to which it is a party that are to be delivered on the Closing Date; and

(vii)     such other documents as the Administrative Agent may reasonably request.

B.     Subsidiary Documents. On or before the Closing Date, the Company shall deliver or cause to be delivered to the Administrative Agent for the Lenders the following for each Subsidiary of the Company that is a Loan Party (which may be waived by the Administrative Agent for any Subsidiary with respect to the items described in clause (i) below), each, unless otherwise noted, dated the Closing Date:

(i)     certified copies of its Organizational Certificate, together with a good standing certificate from the applicable Governmental Authority of its jurisdiction of incorporation, organization or formation, each state in which any of its Real Property Assets are located, and each other state in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date;

(ii)     copies of its Organizational Documents, certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii)     copies of its Organizational Authorizations approving and authorizing the execution, delivery and performance of the Subsidiary Guaranty and the other Transaction Documents to which it is party or by which it or its assets may be bound that are to be delivered on the Closing Date, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv)     incumbency certificates of its officers executing the Subsidiary Guaranty and the other Transaction Documents to which it is a party as of the Closing Date;

(v)     executed originals of the Subsidiary Guaranty, as the case may be, and the other Loan Documents to which it is a party that are to be delivered on the Closing Date;

(vi)     certified copies of each of the other Transaction Documents to which it is a party that are to be delivered on the Closing Date; and

(vii) such other documents as the Administrative Agent may reasonably request.

C.     Consummation of Transactions; Confirmation Order.

(i) (a)      Each of the Transaction Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and each such Transaction Document shall have been duly executed and delivered by each party thereto and shall be in full force and effect; and (b) all other conditions set forth in the Transaction Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the written consent of the Administrative Agent;

(ii)     The Acquisition shall be consummated simultaneously with the funding of the Term Loans hereunder in accordance with applicable law and pursuant to the terms of the Asset Purchase Agreement;

(iii) (a)     Any amendments or modifications to the Plan of Reorganization shall be in form and substance satisfactory to the Administrative Agent and the Lenders; (b) the Acquisition shall be approved by the Bankruptcy Court in an order confirming the Plan of Reorganization (the "Confirmation Order"), and the Administrative Agent shall have received a certified copy of the Confirmation Order, which shall provide that the assets to be acquired by the Company shall be free and clear of all liens, claims, encumbrances and interests of any kind; and any amendments or modifications to the form of Confirmation Order previously reviewed by the Administrative Agent and its counsel shall be reasonably satisfactory to the Administrative Agent and the Lenders; (c) the Confirmation Order shall be final, valid, subsisting and continuing and shall not have been reversed, modified or amended and shall not be stayed or subject to a motion to stay and all appeal periods or periods to seek review or rehearing relating to the Confirmation Order shall have expired, and no appeal, contest, petition for review, motion for reargument or other certiorari proceeding with respect to the Confirmation Order shall be outstanding (provided, however, that if this condition is otherwise satisfied and the Company requests that the Administrative Agent and the Lenders waive the condition that the Confirmation Order shall have become final, the Administrative Agent and the Lenders will not unreasonably withhold such waiver); and (d) all conditions precedent to the effective date of the Plan or Reorganization shall have been satisfied or, with the Administrative Agent's consent (at the direction of the Lenders), waived; and

(iv)     after giving effect to the Transactions and the other transactions contemplated hereby, the Company and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the Term Loans, (b) Indebtedness under the Revolving Credit Documents, (c) the Senior Secured Notes, (d) the Preferred Stock and (e) Indebtedness listed on Schedule 6.1.

D.     Lender Signatures.

The following Persons shall have executed and delivered this Agreement:

(i)     the Lenders; and

(ii)     the Administrative Agent.

E.     Necessary Consents. The Company shall have obtained all approvals and consents of Governmental Authorities and other Persons necessary in connection with the Transactions and the continued operation of the business conducted by the Company and its Subsidiaries, all applicable appeal periods shall have expired and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.

F.     Financial Condition and Solvency Certificate. The Company shall have delivered to the Administrative Agent a certificate from the chief financial officer of the Company, substantially in the form of Exhibit VI.

G.     Transaction Costs, Fees and Expenses. On or prior to the Closing Date, the Company shall have paid (i) to the Administrative Agent any and all fees and reasonable expenses of the Administrative Agent that are then due and owing or accrued and not yet paid under or in connection with this Agreement or any of the documents, instrument or agreements executed in connection herewith and (ii) to the appropriate Persons any and all outstanding reasonable fees and expenses (including legal advisors) incurred by the Administrative Agent through the Closing Date in connection with the negotiation, drafting and execution of the Transaction Documents. On or prior to the Closing Date, the Company shall have delivered to the Administrative Agent a schedule, in a form satisfactory to the Administrative Agent, setting forth the Company's estimate of the Transaction Costs (other than fees payable to any of the Administrative Agent).

H.     Opinions of Loan Parties' Counsel. The Administrative Agent and its counsel shall have received the written opinion of Dechert LLP, (a) in form and substance reasonably satisfactory to the Administrative Agent and its counsel, (b) dated as of the Closing Date, (c) addressed to each of the Administrative Agent and the Lenders and (d) setting forth substantially the matters set forth in Exhibit VII.

I.     Financial Information. On or before the Closing Date, the Administrative Agent shall have received from the Company such budgets and other cash flow and financial information and projections described in subsection 4.3 as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

J.     Evidence of Insurance. The Administrative Agent shall have received copies of certificates of insurance with respect to each of the insurance policies required pursuant to subsection 5.4, and the Administrative Agent shall be reasonably satisfied with the nature and scope of these insurance policies.

K.     Environmental. The Administrative Agent shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Company and its Subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Company or such Subsidiaries with respect thereto.

L.     No Material Adverse Effect. Since December 31, 2003, there shall not have occurred any event, change or condition that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

M.     Corporate and Capital Structure, Ownership, Management, Etc.

(i) Corporate Structure. The corporate organizational structure of the Company and its Subsidiaries as of the Closing Date (pro forma for the Acquisition) shall be as set forth on Schedule 3.1M.

(ii) Capital Structure and Ownership. The capital structure and ownership of the Company as of the Closing Date (pro forma for the Acquisition) shall be as set forth on Schedule 3.1M.

N.    Representations and Warranties; Performance of Agreements. The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. The Company shall have delivered to the Administrative Agent an Officer's Certificate, in form and substance satisfactory to the Administrative Agent, to the effect that the representations and warranties in Section 4 are true and correct in all material respects on and as of the Closing Date and both before and after giving effect to the Transactions, to the same extent as though made on and as of that date and that the Company has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

O.     No Litigation. There shall be no litigation or governmental, administrative or judicial actions or proceedings, actual or threatened, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or that could reasonably be expected to restrain, prevent or impose burdensome conditions on any of the Transactions.

P.     Completion of Proceedings. All partnership, corporate, limited liability company and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto not previously found acceptable by the Administrative Agent and its counsel shall be satisfactory in form and substance to the Administrative Agent and such counsel, and the Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Administrative Agent may reasonably request.

Q.     Money Laundering. The Administrative Agent shall have received, sufficiently in advance of (and at least five (5) Business Days prior to) the Closing Date, all documentation and other information required by bank regulatory authorities from the Loan Parties under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

R.     Notice of Borrowing. The Administrative Agent shall have received before the Closing Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, signed by the chief financial officer of the Company.

S.     Default, Event of Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing of the Term Loans that would constitute a Default or Event of Default.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable, on or prior to the Closing Date.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Company represents and warrants to the Administrative Agent and each Lender, on the date of this Agreement and on the Closing Date, that the following statements are true and correct on and as of such date (except to the extent such statements specifically relate to any earlier date, in which case they were true and correct on and as of such earlier date).

4.1     Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.     Organization and Powers. Each Loan Party that is a corporation is duly organized, validly existing and in good standing under the laws of its state of organization. Each Loan Party that is a partnership or limited liability company is a duly organized and validly existing partnership or limited liability company (as applicable) under the laws of its jurisdiction of formation and is in good standing in such jurisdiction. Each Loan Party has all requisite corporate, partnership or limited liability company (as applicable) power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and each Loan Party has all requisite corporate, partnership or limited liability company (as applicable) power and authority to enter into the Transaction Documents to which it is a party, to carry out the Transactions and the other transactions contemplated thereby and, in the case of the Company, to issue, deliver and pay the Term Notes and pay the obligations incurred under each of the Loan Documents.

B.     Qualification and Good Standing. Each Loan Party is qualified or authorized to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its businesses and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

C.     Conduct of Business. The Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 5.12.

D.     Company and Subsidiaries. All of the Subsidiaries of the Company as of the Closing Date are identified on Schedule 3.1M. As of the Closing Date, the Capital Stock or other equity interests of the Company and each of the Subsidiaries identified on Schedule 3.1M is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock or other equity interests constitutes Margin Stock. Schedule 3.1M correctly sets forth, as of the Closing Date, the ownership interest of the Company and each of its Subsidiaries identified therein and all Capital Stock and other equity interest in such Subsidiaries owned by others and there are no other warrants, options or other rights to acquire any such Capital Stock or equity interests of such Subsidiaries. As of the Closing Date, except as set forth on Schedule 4.1D, there are no registration rights, shareholder, voting rights and similar agreements requiring the Company or any of its Subsidiaries to register securities under the Securities Act or governing voting or other rights of shareholders of the Company or any of its Subsidiaries, in each case to which the Company or any of its Subsidiaries is a party.

4.2     Authorization, etc.

A.     Authorization of Borrowing. The execution, delivery and performance of the Transaction Documents and the issuance, delivery and payment of the Term Notes have been duly authorized by all necessary corporate, partnership and/or limited liability company (as applicable) action on the part of each of the Loan Parties party thereto.

B.     No Conflict. After giving effect to the Transactions and the execution, delivery and performance by each of the applicable Loan Parties of the Transaction Documents, the issuance, delivery and payment of the Term Notes and the consummation of the Transactions do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party, or violate the Organizational Certificate or any other Organizational Documents of any Loan Party or any order, judgment or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, agreement, contract or instrument to which any Loan Party is a party or by which any of them or any of their property may be bound, except to the extent such conflict, breach or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens securing obligations under the Senior Secured Note Documents and the Revolving Credit Documents), (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Organizational Certificate or other indenture, agreement, contract or instrument to which any Loan Party is a party or by which any of them or any of their property may be bound, except for such approvals or consents obtained on or before the Closing Date or (v) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any Applicable Law or any provision of the Organizational Documents of any Loan Party or any material contract to which any Loan Party is a party or by which any Loan Party is bound.

C.     Governmental Consents. The execution, delivery and performance by the Loan Parties of the Transaction Documents, the issuance, delivery and payment of the Term Notes and the consummation of the Transactions do not and will not require any material registration with, consent or approval of, or notice, declaration, filing or other action to, with or by, any Governmental Authority, except to the extent obtained on or before the Closing Date.

D.     Binding Obligation. Each of the Transaction Documents has been duly executed and delivered by each of the Loan Parties party thereto and is the legally valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

E.     Margin Regulations. The making of the Term Loans does not violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

4.3     Financial Condition; Projections.

A.     Financial Statements. The Company has heretofore delivered to the Administrative Agent on behalf of the Lenders, at the Lenders' request, (i) the quarterly unaudited consolidated balance sheet of the Company and its Subsidiaries, together with related consolidated statements of income, stockholders' equity and cash flows for (a) each Fiscal Quarter subsequent to December 31, 2003 and ended thirty (30) days prior to the Closing Date and (b) each fiscal month after the most recent Fiscal Quarter for which financial statements were received pursuant to clause (a) and ended thirty (30) days before the Closing Date, (ii) the pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of and for the twelve-month period ended September 30, 2004, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements) and (iii) audited annual consolidated balance sheets and statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for Fiscal Years 2003, 2002 and 2001, together, in each case, with all supporting documentation for any of the foregoing reasonably requested by the Administrative Agent. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described therein as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure required in accordance with GAAP. Neither the Company nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitments that is not reflected in the financial statements referred to in the preceding clauses of this subsection, the most recent financial statements delivered pursuant to subsection 5.1 or the notes thereto and which in any such case is material in relation to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole.

B.     Projections. On and as of the Closing Date, the detailed business plan or projections of the Company and its Subsidiaries for the Fiscal Years 2005 through 2008 and for the Fiscal Quarters beginning with the first Fiscal Quarter of 2005 and through the fourth Fiscal Quarter of 2005, in each case, previously delivered to the Administrative Agent and prepared on a Pro Forma Basis (the "Projections") were prepared in good faith based upon assumptions believed to be reasonable at the time made and as of the Closing Date (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material).

4.4     No Material Adverse Change; No Restricted Payments.

Since December 31, 2003, no event, change or condition has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as permitted under subsection 6.5 and as set forth on Schedule 4.4, since December 31, 2003, neither the Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so other than Restricted Payments of Subsidiaries of the Company to the Company or its Subsidiaries.

4.5     Title to Properties; Liens; Real Property; Intellectual Property.

A.     Title to Properties; Liens. The Loan Parties have good and marketable fee simple title to or a valid leasehold interest in all of their Real Property Assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, except for Real Property Assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7 and except for such defects that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens (other than Liens expressly permitted by subsection 6.2).

B.     Real Property. Each lease or sublease, as applicable, for each such Leasehold Property is in full force and effect and the Company does not have knowledge of and has not received written notice of any material default by any party thereto that has occurred and is continuing thereunder which could reasonably be expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

C.     Intellectual Property. The Company and its Subsidiaries own or have the valid right to use all trademarks and service marks, tradenames, patents, copyrights, trade secrets and technology necessary to conduct the Company's and its Subsidiaries' business (collectively, the "Intellectual Property"), free and clear of any and all Liens (other than Liens expressly permitted by subsection 6.2). All registrations therefor are in full force and effect and are valid and enforceable, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles. The conduct of the Company's and its Subsidiaries' business as currently conducted, including all products, processes or services made, offered or sold by the Company and its Subsidiaries, does not infringe upon, violate, misappropriate or dilute any intellectual property of any third party, which infringement, violation, misappropriation or dilution could reasonably be expected to have a Material Adverse Effect. To the Company's and its Subsidiaries' knowledge, no third party is infringing upon the Intellectual Property in any material respect. There is no pending or, to the Company's and its Subsidiaries' knowledge, threatened claim or litigation contesting the right of the Company and its Subsidiaries to own or use any material Intellectual Property or the validity or enforceability thereof.

4.6     Litigation; Compliance with Law.

There is no action, suit, proceeding, arbitration or governmental investigation at law or in equity or before or by any Governmental Authority pending or, to the knowledge of the Company and its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect. Except as identified on Schedule 4.6, neither the Company nor any of its Subsidiaries is (i) in violation of any Applicable Law that has had, or could reasonably be expected to have, a Material Adverse Effect or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any Governmental Authority that has had, or could reasonably be expected to have, a Material Adverse Effect.

4.7     Payment of Taxes.

Except to the extent permitted by subsection 5.3, all material tax returns and reports of the Company and its Subsidiaries required to be filed by any of them have been timely filed and are true, correct and complete in all material respects, and all material taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Neither the Company nor any of its Subsidiaries knows of any proposed assessment of additional taxes against the Company or any of its Subsidiaries with respect to any period beginning on or before the date of this Agreement or the Closing Date, as applicable, other than those which are being actively contested by the Company or such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as may be required in conformity with GAAP shall have been made or provided therefor.

4.8     Performance of Agreements; Materially Adverse Agreements.

On and after the Closing Date and after giving effect to the Transactions, neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement, contract or instrument to which it is a party or by which it or any of its property may be bound, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.9     Governmental Regulation.

Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.10     Securities Activities.

Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.11     ERISA.

The Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Code or similar state laws or as set forth on Schedule 4.11, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current value of the assets of such Pension Plan by more than $5,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not greater than $5,000,000. The Company, each of its Subsidiaries and each of their respective ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.12     Certain Fees.

Except as otherwise disclosed in writing to the Administrative Agent, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the Transactions, and the Company hereby indemnifies the Administrative Agent and the Lenders against, and agrees that it will hold the Administrative Agent and the Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith by the Company or any of its Affiliates and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.13     Environmental Matters.

Neither the Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable law. There are and, to each of the Company' and its Subsidiaries' knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to any Loan Party's knowledge, any predecessor of the Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Company' or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent which has materially violated any Environmental Law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.14     Employee Matters.

There is no strike or work stoppage in existence or threatened involving the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.15     Solvency.

Each of the Company and each of its Subsidiaries is, and, upon the incurrence of any Obligations by any Loan Party (including the making of the Term Loans and the delivery of the Subsidiary Guaranties) on any date on which this representation is made, will be, Solvent.

4.16     Transaction Documents.

A.     Delivery of Transaction Documents. The Company has delivered to the Administrative Agent complete and correct copies of each material Transaction Document and all exhibits and schedules thereto.

B.     Representations and Warranties; No Default. Except to the extent otherwise set forth herein or in the schedules hereto, each of the representations and warranties of any Loan Party made in any other Transaction Document, except to the extent qualified in the schedules to such Transaction Documents, was true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). As of the Closing Date, all Transaction Documents are in full force and effect and no party thereunder is in default thereunder or has the right to terminate any of the Transaction Documents.

C.     Governmental Authorizations. On the Closing Date, all Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Transaction Documents or to consummate the Transactions have been obtained and are in full force and effect.

D.     Conditions and Consummation. On the Closing Date, (i) all of the conditions to the effectiveness of the Transactions set forth in the Transaction Documents have been duly satisfied or, with the consent of the Requisite Lenders, waived, and (ii) each of the Transactions have been consummated in all material respects in accordance with the Transaction Documents and all Applicable Laws.

4.17     Disclosure.

The representations and warranties of the Company and its Subsidiaries contained in the Loan Documents and the factual information contained in the other documents, certificates and written statements furnished to any of the Administrative Agent or the Lenders by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement or any other Loan Document, when taken together, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Company or the applicable Subsidiary, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which the same were made. The Company has disclosed to the Administrative Agent and the Lenders all facts known to the Company or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.
AFFIRMATIVE COVENANTS

The Company covenants and agrees that, until payment in full of all of the Term Loans and other Obligations, the Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1     Financial Statements and Other Reports and Notices.

A.     Financial Information. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered to permit preparation of financial statements in conformity with GAAP. The Company shall deliver to the Administrative Agent (who shall promptly forward copies of the same to each Lender):

(i)     as soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year of the Company and its Subsidiaries, the consolidated balance sheet of the Company and its Subsidiaries, as at the end of such Fiscal Year, and the related consolidated statement of income and consolidated statement of cash flow for such Fiscal Year, each setting forth in comparative form the figures for the previous Fiscal Year (all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified without qualification and without an expression of uncertainty as to the ability of the Company and any of its Subsidiaries to continue as a going concern, by Ernst & Young L.L.P. or by other independent nationally recognized certified public accountants reasonably satisfactory to the Administrative Agent, together with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default) and the projections from the current Fiscal Year; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(ii)     as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the Fiscal Quarters of the Company and its Subsidiaries, copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statement of income and consolidated statement of cash flow for such Fiscal Quarter and the portion of such Persons' Fiscal Year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet as of the end of) the previous Fiscal Year and the comparisons to the projections for such period, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial position of the Company and its Subsidiaries on the date thereof (subject to year-end adjustments);

(iii)     contemporaneously with the provision of such financial statements to the lenders or agent under the Revolving Credit Agreement, unaudited monthly consolidated financial statements of the Company and its Subsidiaries for such monthly period ending on the last Sunday of each calendar month and the portion of the Company's Fiscal Year then ending setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year and the projections for such period, each prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Company that the information contained in such financial statements fairly presents the financial condition of the Company and its Subsidiaries on the date thereof (subject to year-end adjustments);

(iv)     simultaneously with the delivery of the financial statements referred to in clauses (i) and (ii) above, a statement certified by the principal financial or accounting officer of the Company (and in the case of delivery of the financial statements referred to in subsection (i) above, the accountants of the Company), in substantially the form of Exhibit VIII hereto (a "Compliance Certificate"), and setting forth in reasonable detail computations evidencing compliance with the covenants contained in subsection 6.5 and (if applicable) reconciliations to reflect changes in GAAP since the Closing Date;

(v)    promptly after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Company;

(vi)     within forty-five (45) days after the beginning of each Fiscal Year of the Company and from time to time upon request of the Administrative Agent (but not more frequently than annually so long as no Default or Event of Default is continuing), projections of the Company and its Subsidiaries broken down for the next Fiscal Year on a month by month and quarter by quarter basis updating those projections and budgets delivered to the Lenders and referred to in subsection 4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this subsection 5.1(vi);

(vii)     all notices and other information sent to any holder of any of the Senior Secured Notes or to any lender under the Revolving Credit Documents, in each case, in its capacity as such; and

(viii)     from time to time such other financial data and information (including accountants' management letters or quarterly statements of Consolidated EBITDA for individual Stores) as the Administrative Agent or any Lender may reasonably request.

B.     Defaults. The Company will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other such obligation to which or with respect to which any of the Company or its Subsidiaries is a party or obligor in excess of $1,000,000, whether as principal, guarantor, surety or otherwise and including obligations with respect to the Preferred Stock, the Company shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed default.

C.     Environmental Events. The Company will promptly give notice to the Administrative Agent (a) of any violation of any Environmental Law that any of the Company or its Subsidiaries reports in writing to, or is required by Environmental Law to report (or for which any written report supplemental to any oral report is made) to, any federal, state or local environmental agency, and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to have a Materially Adverse Effect.

D.     Notice of Litigation and Judgments. The Company will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any significant development in any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which any of the Company or its Subsidiaries is or becomes a party involving an uninsured claim against any of the Company or its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Company and its Subsidiaries and stating the nature and status of such litigation or proceedings. The Company will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Company or its Subsidiaries in an amount in excess of $500,000.

5.2     Corporate Existence; Maintenance of Properties.

The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this subsection 5.2 shall prevent the Company from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Company, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Company and its Subsidiaries on a consolidated basis.

5.3     Taxes.

The Company will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Company and its Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

5.4     Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. Without limiting the foregoing, (i) such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Administrative Agent, and (ii) each such Person will (a) keep all of its physical property insured with casualty or physical hazard insurance on an "all risks" basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an "agreed amount" clause in an amount equal to 100% of the full replacement cost of such property, with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, subject to aggregate sublimits for flood and earthquake equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (b) maintain all such workers' compensation or similar insurance as may be required by law and (c) maintain, in amounts and with deductibles and "stop loss" provisions equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person, business interruption insurance, and product liability insurance.

A.     In the event of failure by the Company to provide and maintain insurance as herein provided, the Administrative Agent may, at its option, provide such insurance and charge the amount thereof to the Company. The Company shall furnish the Administrative Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.

5.5     Inspection.

A.     General. The Company shall permit the Lenders, if accompanied by the Administrative Agent, or the Requisite Lenders, whether or not accompanied by the Administrative Agent, to visit and inspect any of the properties of the Company or its Subsidiaries, to examine the books of account of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and shall permit the Lenders to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request; provided that any such visits shall occur no more frequently than twice per year if no Event of Default has occurred and is continuing. The Administrative Agent shall notify the Lenders of any such visit or inspection by the Administrative Agent, and the Lenders shall have the right to participate therein.

B.     Communications with Accountants. The Company authorizes the Lenders, if accompanied by the Administrative Agent, to communicate directly with the Company's independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any of the Company or its Subsidiaries. At the request of the Administrative Agent, the Company shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this subsection 5.5B.

5.6     Compliance with Laws, Contracts, Licenses, and Permits.

The Company will, and will cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Company or its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such the Company or such Subsidiary is a party, the Company will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Company or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof. Without limiting the foregoing, the Company will, and will cause each of its Subsidiaries to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Store operated by any of the Company or its Subsidiaries with full liquor service unless the failure to obtain such approvals would not have a Materially Adverse Effect.

5.7     Environmental Laws.

A. The Company shall, and shall cause each of its Subsidiaries to, (i) comply and cause (x) all tenants under any leases or occupancy agreements affecting any portion of the Facilities presently owned or operated by the Company or its Subsidiaries and (y) all other Persons on or occupying such property to comply with all Environmental Laws and (ii) obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to comply, obtain or maintain with respect to clauses (i) or (ii) would not have a Material Adverse Effect.

B.      The Company shall, and shall cause each of its Subsidiaries to, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and timely comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings, individually or in the aggregate, could not reasonable be expected to have a Material Adverse Effect.

C.     The Company agrees that the Administrative Agent may, from time to time, retain, at the Company's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for the Company or its Subsidiaries and to conduct its own investigation of any Facility currently owned, leased, operated or used by the Company or any of its Subsidiaries, if (i) a Default or an Event of Default shall have occurred and be continuing and any facility has an occurrence giving rise to an Environmental Liability, or (ii) the Administrative Agent or Requisite Lenders reasonably believes (x) that an occurrence relating to such Facility is likely to give rise to an Environmental Liability or (y) that a violation of an Environmental Law on or around such Facility has occurred or is likely to occur, which could, in either such case, reasonably be expected to have a Material Adverse Effect. The Company shall obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon notice to the Company, to enter into or on to the Facilities currently owned, leased, operated or used by the Company or any of its Subsidiaries to perform such tests on such property as are necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by the Company and the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. The Company and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection 5.7C shall be for the benefit of the Company and may be used by the Administrative Agent and the Lenders for the purposes of the Lenders' internal credit decisions, to monitor and police the Term Loans, and the Administrative Agent and the Lenders hereby acknowledge and agree any such report shall be kept confidential by them to the extent permitted by law pursuant to subsection 9.18. The Administrative Agent agrees to deliver a copy of any such report to the Company with the understanding that the Company acknowledges and agrees that (i) it shall indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Company's use of or reliance on such report, (ii) no Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to the Company, no Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

D.     The Company shall, and shall cause each of its Subsidiaries to, promptly advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Hazardous Materials required to be reported to any Governmental Authority under any applicable Environmental Laws, (ii) any and all communications (written or oral) with respect to any pending or threatened Environmental Claims in each such case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and any and all material written communications with respect to any Release or threatened Release of Hazardous Materials, (iii) any cleanup performed by the Company or any of its Subsidiaries or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which could reasonable be expected to result in an Environmental Liability having a Material Adverse Effect, or (y) any Environmental Liabilities that could reasonably be expected to have a Material Adverse Effect, (iv) any discovery by the Company or any of its Subsidiaries of any occurrence or condition on any property that could cause any Facility presently owned or operated by the Company or its Subsidiaries or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether the Company or any of its Subsidiaries may be potentially responsible for a Release or threatened Release of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect.

E.     The Company shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent in writing and in reasonable detail of (i) any proposed acquisition of stock, assets, or property by the Company or any of its Subsidiaries that could reasonably be expected to expose the Company or any of its Subsidiaries to, or result in, Environmental Liability that could reasonable be expected to have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by the Company or any of its Subsidiaries and (ii) any proposed action to be taken by the Company or any of its Subsidiaries to commence manufacturing, agricultural, industrial or other similar operations that could reasonably be expected to subject the Company any of its Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of the Company and its Subsidiaries as of the Closing Date.

F.     The Company shall, and shall cause each of its Subsidiaries to, at its own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 5.7.

G.     The Company shall, and shall cause each of its Subsidiaries to, defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Facilities or the business or operations of the Company any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations solely to the extent relating to periods prior to such repayment.

5.8     Employee Benefit Plans.

The Company will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service and upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch by the Company or any ERISA affiliate, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Section 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Section 4041A, 4202, 4219, 4242, or 4245 of ERISA.

5.9 [Reserved]

5.10 Use of Proceeds.

The Company will use the proceeds of the Term Loans for the purposes described in Section 2.5, and none other.

5.11 Further Assurances.

The Company will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents. Upon receipt of an affidavit of any officer of any Lender as to the loss, theft, destruction or mutilation of the any Term Note or other Loan Document, the Company will issue, in lieu thereof, a replacement Term Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

5.12 Conduct of Business; Stores.

The Company will cause its Subsidiaries to continue to engage only in the business of owning and operating casual dining restaurants, manufacturing of food products and the distribution of food, beverages and other restaurant supplies and in businesses and activities closely related thereto. The Company shall inform the Administrative Agent of any new Store locations simultaneously with the delivery of the financial statements referred to in subsection 5.1A(iii) but in any event no later than one month after the opening of a new Store location and the entering into a lease for, or the acquisition of, the premises for a new Store. The Company will continue to engage only in the business of owning the capital stock of its Subsidiaries and shall not own any assets other than the capital stock of its Subsidiaries.

5.13 Interest Rate Protection.

At all times, commencing no later than three hundred sixty five (365) days after the Closing Date, the Company shall maintain in effect one or more Rate Protection Agreements in form and substance satisfactory to the Administrative Agent with respect to interest on Indebtedness of the Company and its Subsidiaries such that an aggregate principal amount equal to at least 50% of the aggregate outstanding principal amount of the long-term Indebtedness of the Company and its Subsidiaries is either (x) fixed rate Indebtedness or (y) subject to such Rate Protection Agreements.

5.14 New Subsidiaries.

Any new Subsidiary of the Company (other than an Excluded Foreign Subsidiary) created or acquired shall become a Subsidiary Guarantor and become a party to the Subsidiary Guaranty by (i) signing a joinder agreement, and (ii) providing such other documentation as the Administrative Agent may reasonably request, including, without limitation, legal opinions and corporate authorization documentation with respect to such new Subsidiary and other documentation with respect to the conditions specified in Section 3 hereof.

SECTION 6.
NEGATIVE COVENANTS

The Company covenants and agrees that, until payment in full of all of the Term Loans and other Obligations, it shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1     Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

(i)     Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(ii)     Indebtedness at any time incurred under the Revolving Credit Documents and any Permitted Refinancing Indebtedness in respect of such Indebtedness in an aggregate principal amount under this clause (ii) not to exceed $30,000,000, less the aggregate amount of all permanent reductions of the commitments thereunder by the Company or any of its Subsidiaries since the Closing Date;

(iii)     Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(iv)     Indebtedness of the Company or any of its Subsidiaries in respect of Rate Protection Agreements entered into in order to hedge against interest rate fluctuations on Indebtedness for borrowed money of the Company and its Subsidiaries and not for speculative purposes;

(v)     Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Company or any of its Subsidiaries or under any Capitalized Lease in connection with new Stores or major renovations or refurbishments of existing Stores; provided that the aggregate principal amount of such Indebtedness of the Company and its Subsidiaries outstanding at any time under this clause (v) shall not exceed the aggregate amount of $5,000,000 and provided further, that no Default or Event of Default shall exist (a) prior to the incurrence of such Indebtedness or (b) as a result of the incurrence of such Indebtedness;

(vi)     Indebtedness of the Company or a Subsidiary Guarantor to the Company or another Subsidiary Guarantor; provided that all such intercompany Indebtedness shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent;

(vii)     Indebtedness existing on the date hereof and listed and described on Schedule 6.1 hereto and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(viii)     Indebtedness evidenced by the Senior Secured Note Documents and any Permitted Refinancing Indebtedness in respect of such Indebtedness in an aggregate principal amount under this clause (viii) not to exceed $105,000,000, less the aggregate amount of all repayments, redemptions or repurchase by the Company or any of its Subsidiaries of the Indebtedness thereunder since the Closing Date;

(ix)     Indebtedness consisting of contingent obligations of the Company or any of its Subsidiaries to repurchase or otherwise redeem capital stock of the Company from former employees of the Company and its Subsidiaries pursuant to the terms of employee stock ownership, employee stock option or other employee compensation plans of the Company and its Subsidiaries and matured obligations to repurchase or otherwise redeem such stock to the extent such repurchase or redemption is permitted under subsection 6.4(iii);

(x)     Indebtedness consisting of the Company or any of its Subsidiaries guarantying the Indebtedness of the Company or any of its Subsidiaries so long as such Indebtedness is otherwise permitted hereunder; and

(xi)    other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

6.2     Liens and Related Matters.

The Company will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (v) sell, assign, pledge or otherwise transfer any accounts or general intangibles for money due or to become due, chattel paper, instruments or documents creating or evidencing a right to payment of money or other receivables, with or without recourse; or (vi) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Company or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than (1) the restrictions under the Revolving Credit Documents as in effect on the Closing Date and as amended to the extent permitted by subsection 6.11 in favor of the agent thereunder for the benefit of the lenders and the agent thereunder, (2) the restrictions under the Senior Secured Note Documents as in effect on the Closing Date and as amended to the extent permitted by subsection 6.11, and (3) customary anti-assignment provisions in leases and licensing agreements entered into by the Company or any of its Subsidiaries in the ordinary course of its business; provided that any of the Company or its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)     liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith and for which an adequate reserve or other appropriate provisions shall have been made to the extent required by generally accepted accounting principles;

(ii)     deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)     liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Company or a Subsidiary of the Company, as applicable, shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iv)     liens of carriers, warehousemen, mechanics and materialmen, and other like liens in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or which are being contested in good faith and for which an adequate reserve or other appropriate provisions shall have been made to the extent required by generally accepted accounting principles;

(v)     encumbrances on Real Property Assets consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases or subleases to which the Company or a Subsidiary of the Company is a party, and other minor liens or encumbrances none of which in the opinion of the Company interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Company and its Subsidiaries on a consolidated basis;

(vi)     liens existing on the date hereof and listed and described on Schedule 6.2 hereto;

(vii)     purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by subsection 6.1(v), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(viii)   liens on tenant improvements securing Indebtedness incurred with respect thereto and which is permitted under subsection 6.1(v) or subsection 6.1(xi);

(ix)     liens created under, or evidenced or governed by, the Senior Secured Note Documents securing Indebtedness permitted by subsection 6.1(viii) and other Note Obligations (as defined in the Senior Secured Note Documents), as in effect on the Closing Date;

(x)     liens created under, or evidenced or governed by, the Revolving Credit Documents (or the documents relating to any Permitted Refinancing Indebtedness in respect thereof) securing Indebtedness permitted by subsection 6.1(ii);

(xi)     liens on Cash in an amount not to exceed $5,000,000 utilized to collateralize letters of credit;

(xii)    liens on assets of the Company and its Subsidiaries not otherwise permitted by this subsection; provided that neither the aggregate amount of the obligations secured thereby nor the aggregate fair market value of the assets subject thereto exceeds $500,000 at any time outstanding.

6.3     Investments.

The Company will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment, except Investments in:

(i)    Cash Equivalents;

(ii)     receivables owing to the Company or any of its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iii)     demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

(iv)     Investments existing on the date hereof and listed on Schedule 6.3 hereto;

(v)     loans, investments and advances by the Company or any Subsidiary Guarantor in or to the Company or another Subsidiary Guarantor to the extent permitted by subsections 6.1(vi) or 6.1(vii) and equity investments made by a Company in a Subsidiary Guarantor;

(vi)     Investments by the Company and its Subsidiaries in respect of any Rate Protection Agreement which is permitted by subsection 6.1(iv);

(vii)     securities (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(viii)     Investments consisting of promissory notes received as proceeds of asset dispositions permitted by subsection 6.6B, provided that the aggregate value of such promissory notes received in connection with any such asset disposition shall not exceed 25% of the aggregate value of the proceeds of such asset disposition;

(ix)     Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding; and

(x)     Investments consisting of loans and advances to stockholders to finance the purchase by such stockholder of capital stock of the Company; provided that the aggregate outstanding amount of such loans and advances at any time during any period described in the table below, shall not exceed the amount set forth below:

Closing Date to November 29, 2005	$ 500,000
November 30, 2005 to November 29, 2006	$250,000
November 30, 2006 and thereafter	$0

6.4     Restricted Payments.

The Company will not, and will not permit any of to its Subsidiaries to, make any Restricted Payments, except for the following:

(i)     Distributions payable by any Subsidiary to the Company;

(ii)     so long as no Event of Default is then continuing, Distributions in an amount not to exceed $1,000,000 per annum (with up to $1,000,000 of unused amounts in previous periods to be carried over into subsequent periods) to be used to repurchase or otherwise redeem capital stock of the Company from former employees of the Company and its Subsidiaries pursuant to the terms of employee stock ownership, employee stock option or other employee compensation plans of the Company and its Subsidiaries; provided that that portion of such Distributions equal to cash payments received by the Company from the subsequent sale of such repurchased or redeemed capital stock for cash to any employee of the Company and its Subsidiaries at the commencement of such Person's employment shall not be deemed to be a Distribution for purposes of this 6.4(ii);

(iii)     so long as no Default or Event of Default is continuing, (a) reasonable expenses of management (including reasonable travel expenses) and outside director fees, and (b) management fees payable to the Permitted Holders in an aggregate amount not to exceed one percent (1%) of Consolidated EBITDA in any Fiscal Year and otherwise in accordance with subsection 6.10; and

(iv)     regular scheduled payments of principal (if any) and interest as and when due in respect of the Senior Secured Notes, refinancings of the Senior Secured Notes expressly permitted by subsection 6.1 and repurchases of the Senior Secured Notes with the proceeds of sales or other dispositions of assets to the extent required by the provisions of the Senior Secured Note Documents (as such provisions exist on the Closing Date).

6.5     Financial Covenants.

A.     Maximum Leverage Ratio. The Leverage Ratio, as of the last day of each Fiscal Quarter of Company and its Subsidiaries indicated below, shall be less than or equal to the following:

Fiscal Quarter Ending	Ratio
June 30, 2005 through December 31, 2005	5.00 to 1.00
March 31, 2006 through September 30, 2006	4.75 to 1.00
December 31, 2006 through March 31, 2007	4.50 to 1.00
June 30, 2007 through December 31, 2007	4.25 to 1.00
Thereafter	4.00 to 1.00

B.     Minimum Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each Fiscal Quarter of Company and its Subsidiaries indicated below, shall be greater than or equal to the following:

Fiscal Quarter Ending	Ratio
June 30, 2005	1.75 to 1.00
September 30, 2005 through March 31, 2006	1.85 to 1.00
June 30, 2006 through December 31, 2006	2.00 to 1.00
March 31, 2007 through December 31, 2007	2.15 to 1.00
Thereafter	2.30 to 1.00

C.     Capital Expenditures. The Company will not make, and will not permit any of its Subsidiaries to make, any Capital Expenditures during any Fiscal Year in excess of an amount equal to 55% of Consolidated EBITDA for the immediately preceding Fiscal Year (the "Maximum Capital Expenditure Amount"); provided that (i) the amount of unused permitted Capital Expenditures for any Fiscal Year (not to exceed $3,000,000) may be carried forward to the immediately following Fiscal Year only and (ii) for purposes of determining the Maximum Capital Expenditure Amount for the Fiscal Year ending December 31, 2005, Consolidated EBITDA for the Fiscal Year ending December 31, 2004 shall be calculated on a Pro Forma Basis for the Acquisition (as if the Acquisition had occurred on January 1, 2004).

D.     Certain Calculations. With respect to any period during which the Company or any of its Subsidiaries has consummated an acquisition of the Capital Stock of, or assets constituting a business, division or product line of, another Person or an Asset Sale, in each case permitted by the terms of this Agreement, for purposes of determining compliance with the covenants set forth in this subsection 6.5, Consolidated EBITDA and the components of Consolidated Interest Expense shall be calculated with respect to such period on a Pro Forma Basis.

6.6     Restriction on Fundamental Changes; Asset Sales.

A.     Mergers and Consolidations. Subject to subsection 6.6C, the Company will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation except the merger or consolidation of one or more of the Subsidiaries of the Company with and into the Company, or the merger or consolidation of two or more Subsidiaries of the Company; provided that in the case of a merger involving a Subsidiary Guarantor (and not the Company) a Subsidiary Guarantor shall be the continuing or surviving corporation.

B.     Dispositions of Assets. The Company will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any Asset Sale, other than (a) the sale of inventory and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices, (b) Sale-Leaseback transactions permitted pursuant to subsection 6.7, (c) the sale of Unprofitable Stores and (d) Asset Sales of assets having a fair market value (determined in good faith by the board of directors of the Company) not in excess of $5,000,000 (provided that the fair market value of any Casa Gallardo Restaurants sold shall not reduce this amount) during any Fiscal Year or $10,000,000 (provided that the fair market value of any Casa Gallardo Restaurants sold shall not reduce this amount) in the aggregate on a cumulative basis from the Closing Date; provided that, in each case under this clause (d), (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company), (ii) not less than 75% of the consideration received therefor shall be cash and (iii) the Net Cash Proceeds of such Asset Sale shall be applied if and to the extent required by subsection 2.4B(iii). Nothing in this subsection 6.7B is intended to prohibit the Company or any of the Company's Subsidiaries from conditionally agreeing to dispose of any assets subject to the prior approval of the Lenders if the Company or such Subsidiary will not be subject to any penalties in connection with such agreement in the event that the Lenders (or all of the Lenders, as the case may require) do not consent to such disposition.

C.     Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, agree to or effect any asset acquisition or stock acquisition except (a) Capital Expenditures permitted pursuant to subsection 6.5C, and (b) the acquisition of inventory, equipment, furnishings and other similar assets (not including Stores or real property) in the ordinary course of business consistent with past practices.

6.7     Sales and Lease-Backs.

The Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Company or any of its Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Company or any its Subsidiaries intends to use for substantially the same purpose as the property being sold or transferred (a "Sale-Leaseback"); provided that, so long as no Event of Default has occurred and is continuing, the Company and its Subsidiaries may enter into Sale-Leaseback transactions with respect to property and equipment in an aggregate amount not to exceed $5,000,000; provided further that (a) the terms of the sales as such are comparable to terms which could be obtained in arms length sales among unaffiliated parties not involving Sale-Leaseback transactions, and (b) the terms of the leases as such are comparable to terms which could be obtained in arms length commercial operating leases among unaffiliated parties.

6.8     Employee Benefit Plans.

Neither any the Company nor any ERISA Affiliate will:

(i)     engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for any of the Company or its Subsidiaries; or

(ii)     permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

(iii)     fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Company or its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

(iv)      permit any Guaranteed Pension Plan to be amended in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code; or

(v)     permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

6.9     Change in Fiscal Year.  The Company will not, and will not permit any of its Subsidiaries to, effect any change in the end of its Fiscal Year from that set forth in Section 1 hereto.

6.10     Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms less favorable to the Company or its Subsidiaries than would have been obtainable on an arm's-length basis in the ordinary course of business, provided that for so long as no Default or Event of Default is continuing the foregoing restriction shall not apply to (i) management fees and expenses permitted under subsection 6.4(iii) and (ii) Investments permitted under subsection 6.3(x).

6.11     Senior Secured Note Documents and Revolving Credit Documents.  The Company will not, and will not permit any of its Subsidiaries to materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Senior Secured Note Documents without the prior written consent of the Administrative Agent, if the effect of such amendment, supplement or other modification or waiver is to increase the interest rate payable on the relevant Indebtedness thereunder, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, increase the obligations of the obligor or obligors thereunder or confer any additional rights on the holders of the relevant Indebtedness thereunder which would be adverse to the Company, any of its Subsidiaries, the Administrative Agent or the Lenders.

SECTION 7.
EVENTS OF DEFAULT

If any of the following conditions or events ("Events of Default") shall occur:

7.1     Failure to Make Payments When Due.

(i)     Failure to pay any installment of principal of any Term Loan when due, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or (ii) failure to pay any interest on any Term Loan or any fee or any other amount (other than an amount referred to in clause (i) above) due under this Agreement or any other Loan Document within three (3) Business Days after the date due therefor; or

7.2     Default in Other Agreements.

(i)     Failure of the Company or any of its Subsidiaries to pay when due (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in a principal amount outstanding of $3,000,000 or more or (b) any Contingent Obligation in a principal amount of $3,000,000 or more, in each case beyond the end of any grace period provided therefor; (ii) breach or default by the Company or any of its Subsidiaries with respect to any other term of (a) any evidence of any Indebtedness in a principal amount of $3,000,000 or more or any Contingent Obligation in a principal amount of $3,000,000 or more (in each case under this clause (ii) other than in respect of the Revolving Credit Agreement) or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), or the occurrence of any other event, condition or circumstance in respect of any such Indebtedness or Contingent Obligations if in any case under this clause (ii) the effect of such breach or default or event, condition or circumstance is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness; or (iii) breach or default by the Company or any of its Subsidiaries with respect to any other term of the Revolving Credit Agreement the effect of which is to result in the acceleration of the Indebtedness under the Revolving Credit Agreement prior to its express maturity; or

7.3     Breach of Certain Covenants.

Failure of the Company or any of its Subsidiaries to perform or comply with any term, covenant or condition contained in subsection 2.4 or Section 6 of this Agreement; or

7.4     Breach of Representation or Warranty.

Any representation, warranty, certification or other statement made by the Company or any of its Subsidiaries in this Agreement or any other Loan Document or in any statement or certificate at any time given by the Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false or misleading in any material respect on the date as of which it is made; or

7.5     Other Defaults Under Loan Documents.

the Company or any of its Subsidiaries shall default in the performance of or compliance with any term, covenant or condition contained in this Agreement or any of the other Loan Documents, other than any such term referred to in subsection 7.3, and such default shall not have been remedied or waived within thirty (30) days after the occurrence of such default; or

7.6     Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

7.7    Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)     the Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors of the Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8     Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or

7.9     Dissolution.

Any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

7.10     Employee Benefit Plans.

(i)     There shall occur one or more ERISA Events which, individually or in the aggregate, result in or could reasonably be expected to result in liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Code or under ERISA; or

7.11     Invalidity of Subsidiary Guaranties.

At any time after the execution and delivery thereof, any Subsidiary Guaranty of the Obligations of the Company for any reason, other than the satisfaction in full of all Obligations (or any other termination thereof in accordance with the terms hereof or thereof), shall cease to be in full force and effect or be declared null and void, or any Subsidiary Guarantors shall deny in writing that it has any further liability thereunder, including with respect to future advances by the Lenders; or

7.12     Change of Control.

A Change of Control shall occur.

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Term Loans and (b) all other Obligations accrued hereunder or under any other Loan Document shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and the Administrative Agent and the Lenders shall have the right to take any and all actions and exercise any and all remedies available to a secured party under the Loan Documents or applicable law or in equity and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent may, and upon the written request of the Requisite Lenders shall, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the Administrative Agent and the Lenders shall have the right to take any and all actions and exercise any and all remedies available to a secured party under the Loan Documents or applicable law or in equity.

Notwithstanding anything contained in the preceding paragraph, if at any time within sixty (60) days after an acceleration of the Term Loans pursuant to such paragraph the Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Events of Default (other than non-payment of the principal of and accrued interest on the Term Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.5, then the Requisite Lenders, by written notice to the Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders and are not intended to benefit the Company and do not grant the Company the right to require the Lenders to rescind or annul any acceleration hereunder or preclude the Administrative Agent or the Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 8.
ADMINISTRATIVE AGENT

8.1     Appointment.

A.     Appointment Authority. Each of the Lenders hereby irrevocably appoints CSFB as the Administrative Agent hereunder and under the other Loan Documents and authorizes CSFB, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to CSFB in such capacities by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or any of its Subsidiaries. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Company and its Subsidiaries shall not have rights as a third party beneficiary of any of such provisions. Notwithstanding anything to the contrary in this Agreement, in the event that at any time there shall be a Lender or group of affiliated Lenders which shall constitute the Requisite Lenders, the Administrative Agent shall act only in accordance with the consent of such Lender or group of affiliated Lenders constituting the Requisite Lenders in granting any approvals, making any requests on the Company, making any determinations that items are performed to its satisfaction or exercising any of its discretion under the Loan Documents (other than making determinations relating to interest rates); provided that following the Closing Date such consent of such Lender or group of affiliated Lenders constituting the Requisite Lenders shall not be required for non-material, routine and administrative actions that the Administrative Agent is permitted to take under the Loan Documents.

8.2     Rights as a Lender.

Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving as the Administrative Agent hereunder in their individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any of its Subsidiaries or any of their Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3     Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be necessary under the circumstances as provided in subsection 9.5); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (iii)  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the person serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in subsection 9.5) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice thereof is given to the Administrative Agent by the Company or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each of the Lead Arranger and the Documentations Agent, in its capacity as such, shall have no duties and responsibilities, and shall incur no liability whatsoever, under this Agreement or any other Loan Document.

8.4     Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or its Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5     Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of subsection 8.3 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

8.6     Resignation of Administrative Agent.

The Administrative Agent may at any time (and, at any time during the occurrence and continuance of an Event of Default if demanded by the Requisite Lenders, shall) give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Company (provided that at any time during the occurrence and continuance of an Event of Default no such consultation shall be required), to appoint a successor Administrative Agent, as applicable, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and subsection 9.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting in such capacity.

8.7     Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.8     Withholding.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 9.
MISCELLANEOUS

9.1     Assignments and Participations in Term Loans.

A.    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 9.1B, (ii) by way of participation in accordance with the provisions of subsection 9.1D or (iii) by way of pledge or assignment of a security interest in accordance with the provisions of subsection 9.1F (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 9.1D and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders and any other Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.     Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement; provided that

(i)     except in the case of an assignment of the entire remaining amount of the assigning Lender's Term Loans or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loans subject to each such assignment (determined as of the date of the Assignment Agreement with respect to such assignment is recorded by the Administrative Agent) shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, unless the Administrative Agent shall otherwise consent (such consent not to be unreasonably withheld or delayed and such approval to be deemed to have been given if a response is not received within five (5) Business Days from the date on which request for approval was received by the applicable Person);

(ii)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Term Loans assigned; and

(iii)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement to be either (a) electronically executed and delivered via an electronic settlement system then acceptable to the Administrative Agent (which shall initially be the settlement system of ClearPar) or (b) manually executed and delivered, together with a processing and recordation fee of $3,500 in the case of assignments not made using an electronic settlement system, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and, if required, applicable tax forms.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 9.1C, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsections 2.7 and 9.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1D.

C.     The Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

D.     Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that

(i)     such Lender's obligations under this Agreement shall remain unchanged,

(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and

(iii)   the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any action (i) effecting the extension of the final maturity of the Term Loan allocated to such participation, (ii) effecting a reduction of the principal amount of or the rate of interest payable on any Term Loan or any fee allocated to such participation, or (iii) releasing all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranties (other than in connection with Asset Sales permitted hereunder). Subject to subsection 9.1E, the Company agrees that each Participant shall be entitled to the benefits of subsection 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 9.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.3 as though it were a Lender, provided such Participant agrees to be subject to subsection 9.4 as though it were a Lender.

E.     Limitations Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7E unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with the provisions of subsection 2.7E as though it were a Lender.

F.     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and the Term Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this subsection 9.1, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Term Notes even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

G.    SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (a "SPV"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this subsection 9.1, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This subsection 9.1G may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, no SPV shall be entitled to any greater rights under subsection 2.7E than its Granting Lender would have been entitled to absent the use of such SPV.

9.2     Expenses; Indemnity; Damage Waiver.

A.     Costs and Expenses. The Company shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this subsection 9.2A, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, Event of Default, restructuring or negotiations in respect of such Term Loans; and (iii) all reasonable out-of-pocket expenses incurred by any Lender or group of affiliated Lenders that shall constitute the Requisite Lenders, including the reasonable fees, charges and disbursements of counsel to such Lender or Lenders, in connection with any amendments, modifications or waivers of the provisions hereof.

B.     Indemnification by the Company. The Company shall, jointly and severally, indemnify the Administrative Agent (and any sub-Agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (including any claim under any Environmental Laws); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from primarily the gross negligence or willful misconduct of such Indemnitee.

C.     Reimbursement by the Lenders. To the extent that the Company fails to pay any amount required under subsection 9.2A or 9.2B to be paid by it to any Agent (or any sub-Agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-Agent) or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-Agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-Agent) in connection with such capacity. The obligations of the Lenders under this subsection 9.2C are subject to the provisions of subsection 9.12.

D.     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection 9.2B above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

E.     Payments. All amounts due under this subsection 9.2 shall be payable promptly after demand therefor.

9.3     Right of Set-Off.

Without limitation of any other rights or remedies of the Administrative Agent or the Lenders, if an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, Lender or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent or Lender, irrespective of whether or not the Administrative Agent or Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch or office of the Administrative Agent or Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Administrative Agent, Lender and their respective Affiliates under this subsection 9.3 are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent, Lender or their respective Affiliates may have. The Administrative Agent and Lender agrees promptly to notify in writing the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.4     Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, to the end that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that (i)  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii)  the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

9.5     Amendments and Waivers.

A.     Amendment and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or of the Term Notes, or consent to any departure by the Company or any other Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which:

(a)     reduces or forgives the principal amount of any of the Term Loans;

(b)     reduces or increases the percentage specified in the definition of the "Requisite Lenders" (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit permitted pursuant to this Agreement may be included in the definition of the "Requisite Lenders" on substantially the same basis as the Term Loans are included on the Closing Date);

(c)     changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all the Lenders;

(d)     postpones the scheduled final maturity date of any of the Term Loans;

(e)     postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Term Loans;

(f)     postpones the date on which any interest or any fees are payable;

(g)     decreases the interest rate borne by any of the Term Loans (other than any waiver of any increase in the interest rate applicable to any of the Term Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder;

(h)     increases the maximum duration of Interest Periods permitted hereunder;

(i)     except as expressly required or permitted by any Subsidiary Guaranty, release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranties; or

(j)     changes in any manner the provisions contained in subsection 7.1 or this subsection 9.5;

in each case, shall be effective only if evidenced by a writing signed by or on behalf of all the Lenders to whom Obligations are owed being directly affected by such amendment, modification, termination, waiver or consent (the consent of the Requisite Lenders not being required for any such change).

In addition, no amendment, modification, termination or waiver of any provision of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent.

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Company, on the Company.

B.     Non-Consenting Lenders. Each Lender grants (x) to the Administrative Agent and any Lender or group of affiliated Lenders which constitutes Requisite Lenders the right to purchase all (but not less than all) of such Lender's Term Loans owing to it and the Term Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, and (y) to the Company the right to cause an assignment of all (but not less than all) of such Lender's Term Loans owing to it, its participations in the Term Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents to Eligible Assignees, which right may be exercised by the Administrative Agent, any Lender or group of affiliated Lenders which constitutes the Requisite Lenders or the Company, as the case may be, if such Lender (a "Non-Consenting Lender") refuses to execute any amendment, waiver or consent which requires the written consent of Lenders other than Requisite Lenders and to which Requisite Lenders, the Administrative Agent and the Company have otherwise agreed; provided that such Non-Consenting Lender shall receive, in connection with such assignment payment equal to the aggregate amount of outstanding Term Loans owed to such Lender (together with all accrued and unpaid interest, fees and all other amounts (other than indemnities) owed to such Lender). Each Lender agrees that if the Administrative Agent, any Lender or group of affiliated Lenders which constitutes Requisite Lenders or the Company, as the case may be, exercises their option under this paragraph, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in subsection 9.1. The Company shall be entitled (but not obligated) to execute and deliver such agreements and documentation on behalf of such Non-Consenting Lender and any such agreements and/or documentation so executed by the Company shall be effective for all purposes of documenting an assignment pursuant to subsection 9.1.

9.6     Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another such covenant shall not avoid the occurrence of an Default or Event of Default if such action is taken or condition exists.

9.7     Notices.

A.     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection 9.7B below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Company, to Real Mex Restaurants, Inc., 4001 Via Oro Avenue, Suite 200, Long Beach, CA 07702, Attention of Steven Tanner, Chief Financial Officer (Facsimile No. 310-834-2762; Telephone No. 310-513-7502); (ii) if to the Administrative Agent, to CSFB at Eleven Madison Avenue, New York, New York 10010, Attention of Agency Group (Facsimile No. 212-325-8304; Telephone No. 212-325-9936); and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection 9.7B below shall be effective as provided in subsection 9.7B.

B.     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to subsection 2.1 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such subsection by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

C.      Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.8     Survival of Representations, Warranties and Agreements.

A.      All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.

B.      Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in subsections 2.6D, 2.7, 9.2 and 9.3 and the agreements of the Lenders set forth in subsections 8.4, 9.3, 9.4 and 9.18 shall survive the payment of the Term Loans and the termination of this Agreement.

9.9      Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10      Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Company, any other Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that the Company or any other Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent for the benefit of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11     Severability.

In case any provision in or obligation under this Agreement or the Term Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.12     Obligations Several; Independent Nature of the Lenders' Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.13     Maximum Amount.

A.     It is the intention of the Company and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness or obligations of the Company to the Lenders, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the "Maximum Amount"). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Company evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Term Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this subsection 9.13 shall control and supersede every other provision of all agreements between the Company or any endorser of the Term Notes and the Lenders.

 B.     If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Term Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i) and shall be so applied in accordance with subsection 2.4 or if such excessive interest exceeds the unpaid balance of the Term Loans and any other Indebtedness of the Company in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be promptly refunded to the Company.

9.14     Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15     Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.16     Consent to Jurisdiction and Service of Process.

A.     SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

B.     WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION 9.16A. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

C.     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in subsection 9.7. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable law.

9.17     Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION.

9.18      Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 9.18, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the written consent of the Company (such consent not to be unreasonably withheld or delayed) or (h) to the extent such Information becomes publicly available other than as a result of a breach of this subsection 9.18.

For purposes of this subsection 9.18 "Information" means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this subsection 9.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.19     Counterparts; Integration; Effectiveness; Electronic Execution.

A.      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 3 and when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto required pursuant to Section 3, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

B.      Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE COMPANY:	Real Mex Restaurants, Inc.

By:		/s/ Steven Tanner
	Name:	Steven Tanner
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:	CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent, Sole Bookrunner and Sole Lead Arranger

	By:	/s/ Vanessa Gomez
Name: Vanessa Gomez
Title: Vice President

	By:	/s/ Thomas S. Hall
Name: Thomas S. Hall
Title: Vice President

COCINA FUNDING CORP., L.L.C., as Lender

	By:	Farallon Capital Manager, L.L.C., as manager

	By:	/s/ William F. Mellin
Name: William F. Mellin
Title: Managing Member